EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of February 13, 2006

among

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC

as Seller

BANK OF AMERICA, N.A.,

as a Buyer

and

BANC OF AMERICA SECURITIES LLC,

as a Buyer

-i-

EXHIBITS

EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Monthly Servicing Information
EXHIBIT IV	Form of Custodial Delivery Certificate
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans
EXHIBIT VII	Transaction Procedure
EXHIBIT VIII	Form of Redirection Letter
EXHIBIT IX	Form of Servicer Notice and Agreement
EXHIBIT X	Form of Bailee Agreement
EXHIBIT XI	Form of Guarantee
EXHIBIT XII	Form of Omnibus Assignment
EXHIBIT XIII	Underwriting Guidelines

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of February 13, 2006 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), among CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, as seller (“Seller”), and BANK OF AMERICA, N.A. (“BANA”) and BANC OF AMERICA SECURITIES LLC (“BAS”, together with BANA, and their respective successors and assigns, collectively, the “Buyers”, each, a “Buyer”).

WHEREAS, subject to the terms and conditions hereof, from time to time a Buyer and Seller may enter into one or more Transactions (defined below), pursuant to which Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from Seller, on the Purchase Date (defined below) for such Transaction, certain Eligible Assets (defined below) against payment by the Buyer of an amount equal to the Purchase Price (defined below) for such Eligible Assets, with a simultaneous agreement by the Buyer to sell to Seller, and by Seller to repurchase from the Buyer, such Eligible Assets on the related Repurchase Date (defined below) against payment by Seller of an amount equal to the Repurchase Price (defined below) for such Eligible Assets.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 Defined Terms. As used herein, the following capitalized terms shall have the respective meanings set forth below (all terms defined in this Section 1.1 or in any other provision of this Agreement in the singular shall have the same meanings when used in the plural and vice versa).

“1934 Act” shall have the meaning specified in Section 22(a) of this Agreement.

“Acceptable Appraisal” shall mean, with respect to a Purchased Loan or a loan which Seller proposes to become a Purchased Loan, a third-party appraisal acceptable to the Buyer and meeting the standards of Title XI FIRREA, performed by an MAI appraiser and dated within twelve (12) months of the Purchase Date for such Purchased Loan.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those servicing practices of prudent mortgage loan servicers which service mortgage, mezzanine or other commercial loans of the same type as such Purchased Loan in the jurisdiction where the related Underlying Mortgaged Property is located.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within fifteen (15) days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto; provided that, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Affiliated Hedge Counterparty” shall mean any Affiliate of BANA that is party to a Hedging Agreement.

“Aggregate Purchase Price” shall mean, with respect to any Purchased Asset, the aggregate amount of Purchase Price paid by the Buyers hereunder on the initial Purchase Date therefor and on any Subsequent Purchase Date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Allocated Portion” shall have the meaning specified in Section 4.3(c) of this Agreement.

“Allocated Underlying Debt” With respect to the Underlying Mortgaged Property related to any Purchased Asset, any senior or pari passu Indebtedness secured directly or indirectly by such Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, such Purchased Asset in right of payment or priority.

“Alternative Rate” shall have the meaning specified in Section 2.8 of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to a Transaction,

(i) so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in the Pricing Letter as being the “Applicable Spread” for the applicable Eligible Asset Class and the Asset Level LTV, and

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 300 basis points (3.0%).

“Asset Level LTV” shall mean the Asset Level LTV specified in the Schedule I to the Pricing Letter.

“Assignment of Leases” shall mean with respect to any Purchased Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage.

“Bailee Agreement” shall mean a bailee agreement, substantially in the form attached as Exhibit X hereto, executed and delivered by a duly authorized officer of each of the parties thereto.

“BofA Indebtedness” shall mean any indebtedness of Seller, Member or Guarantor under any arrangement (other than the Transaction Documents) between Seller, Member or Guarantor, on the one hand, and any Buyer or any Affiliate of a Buyer, on the other hand.

“Breakage Costs” shall have the meaning set forth in Section 2.13 of this Agreement.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York and Chicago, Illinois are authorized or obligated by law or executive order to be closed. When used with respect to a Reset Date, a “Business Day” shall mean a day other than a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyers” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of the Buyers’ designee, maintained at the Depository.

“Change of Control” shall mean (a) the Guarantor shall fail to directly own 100% of the issued and outstanding Capital Stock (including all warrants, options, conversion rights and other rights to purchase or convert into such Capital Stock) of Seller, (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of a percentage of 20% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors or (c) CBRE Realty Finance Management, LLC shall cease to be the manager of the Guarantor.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning given to that term in Section 5.2 of this Agreement.

“Collection Period” shall mean, with respect to each Remittance Date, the period beginning on but excluding the Cut-off Date relating to the immediately preceding Remittance Date and continuing to and including the Cut-off Date relating to such Remittance Date.

“Confirmation” shall have the meaning specified in Section 2.2 of this Agreement.

“Contingent Purchase Price” shall mean, at any time, with respect to any Purchased Asset, an amount equal to the difference between (x) the product obtained by multiplying (i) the Market Value of such Purchased Asset at such time by (ii) the applicable Purchase Percentage minus (y) the Aggregate Purchase Price paid by the Buyers hereunder in respect of such Purchased Asset prior to such date.

“Credit Approval Memo” shall mean a memorandum describing each applicable Eligible Asset (including a summary of the potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material) and approved by Seller’s investment committee, granting credit approval for Seller’s transaction with respect to each applicable Eligible Asset.

“Custodial Agreement” shall mean a custodial agreement, in form and substance satisfactory to the Buyers and executed and delivered by a duly authorized officer of each of the parties thereto.

“Custodial Delivery Certificate” shall mean the certificate executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to the Buyer or its designee (including the Custodian) pursuant to Section 6, a form of which is attached hereto as Exhibit IV.

“Custodian” shall have the meaning specified in the Custodial Agreement.

“Cut-off Date” shall mean the second (2nd) Business Day preceding each Remittance Date.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which any “default” or “event of default,” howsoever defined, under the related Purchased Asset Documents has occurred at any time after the related Purchase Date.

“Delinquent Asset” shall mean any Purchased Asset as to which any related obligor has, at any time after the related Purchase Date, failed to pay in full when due any payment required to be made in favor of the holder of such Purchased Asset.

“Depository” shall mean the bank at which the Cash Management Account is maintained.

“Diligence Materials” shall mean the Preliminary Due Diligence Package together with the Supplemental Due Diligence List.

“Early Repurchase Date” shall have the meaning specified in Section 2.4 of this Agreement.

“Effective Date” shall mean the day on which a Confirmation for the first Transaction to be entered into hereunder has been fully executed by the Buyer and the Seller and all Transaction Condition Precedents for such Transaction have been satisfied (or waived by the Buyer).

“Eligible Asset Class” shall mean any Eligible Asset Class listed on Schedule I to the Pricing Letter.

“Eligible Assets” shall mean, collectively, the Eligible Loans; provided, that in no event shall Eligible Assets include any Eligible Loan that (a) has an Underlying Mortgage Property that is (i) operated as an operating business, including, but not limited to, a restaurant, convenience store, gas station, golf course or healthcare facility, (ii) a single non-credit tenant retail property or office property, (iii) a condo conversion property or (iv) any property then requiring rehabilitation or repositioning as reflected in Seller’s underwriting analysis, (b) is subject to any Lien that is not in favor of the Buyer or its designee, (c) is owned by the Buyer 180 days or more after the initial Purchase Date for such Eligible Loan, (d) is recourse to the related borrower (other than in respect of fraud, environmental matters and other customary carveouts from non-recourse positions), (e) does not comply with the Underwriting Guidelines,

(f) the Purchased Asset Documents for which do not conform to CMBS standards or (g) does not satisfy all applicable Rating Agency criteria for inclusion in commercial mortgage-backed securities transactions.

“Eligible Loans” shall mean any Eligible Originated First Mortgage Loans or Eligible Seasoned First Mortgage Loans, which the Buyer has approved in its sole discretion and which are secured directly or indirectly by, including payments which are derived from, an Underlying Mortgaged Property that may include, but not be limited to, multifamily, retail, office, industrial or warehouse properties located in the United States of America and with respect to which the LTV (taking into account any pari passu Indebtedness secured directly or indirectly by the same Underlying Mortgaged Property) is not greater than 90% (with respect to Eligible Seasoned First Mortgage Loans) or is consistent the Underwriting Guidelines (with respect to Eligible Originated First Mortgage Loans).

“Eligible Originated First Mortgage Loans” shall mean performing loans or senior participations secured by first liens in multifamily or commercial properties which (a) were originated for CMBS securitizations by the Guarantor or any Affiliate thereof on a date not more than six (6) months prior to the related initial Purchase Date, (b) conform in all material respects to the applicable representations and warranties set forth in Exhibit VI attached hereto, and (c) are acceptable to the Buyer in its sole discretion.

“Eligible Seasoned First Mortgage Loans” shall mean performing loans secured by first liens in multifamily or commercial properties which (a) were originated (i) by the Guarantor or any Affiliate thereof on a date more than six (6) months prior to the related initial Purchase Date or (ii) by a third-party lender (not an Affiliate of the Guarantor), (b) conform in all material respects to the applicable representations and warranties set forth in Exhibit VI attached hereto, and (c) are acceptable to the Buyer in its sole discretion.

“Environmental Report” shall have the meaning specified in paragraph 12 of Exhibit VI attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect as of the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 11 of this Agreement.

“Exit Fee” shall have the meaning specified in the Pricing Letter.

“Federal Funds Opening Rate” shall mean, for any day, the opening quotation for Federal Funds that appears on the display designated as the BTMM page of Bloomberg, or in the event that Bloomberg is not available on such day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyers from three federal funds brokers of recognized standing selected by it.

“Filings” shall have the meaning specified in Section 5.3 of this Agreement.

“FIRREA” shall mean the Federal Institutions, Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder (as the foregoing are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time).

“GAAP” shall mean with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean that certain Guarantee, of even date herewith, made by Guarantor in favor of the Buyer (as the same may be amended, restated or otherwise modified and in effect from time to time).

“Guarantor” CBRE Realty Finance, Inc.

“Hedging Agreements” shall mean, with respect to any Purchased Asset, any futures options contract or any interest rate swap, cap or collar agreement or similar derivative instruments providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with respect to such Purchased Asset with a counterparty acceptable to the Buyer. Seller shall provide the Buyers (or an Affiliate designated by the Buyers) with an opportunity to bid on any Hedging Agreement to be entered into by Seller, but Seller shall have no obligation to enter into any Hedging Agreement with any Buyer or any such Affiliate.

“Income” shall mean with respect to any Purchased Asset at any time, any Principal Payments made in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Section 24 of this Agreement.

“Initial Termination Date” shall mean the 364th day following the Effective Date or, if such day is not a Business Day, the immediately preceding Business Day, but in any event no later than May 31, 2007.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i) On each Reset Date, LIBOR for the next Pricing Rate Period, unless otherwise requested in accordance with paragraph (ii) below, will be with respect to each day during such Pricing Rate Period the rate per annum for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on such date;

(ii) Upon written request to the Buyer not less than two (2) Business Days prior to a Reset Date, Seller may request that Buyer determine LIBOR based upon the rate for deposits in United States Dollars for the requested Pricing Rate Period (which shall be one month, two months or three months) which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date, provided, however, that not more than five (5) Transactions shall be subject to different LIBOR rates at any time and that each fixed tranche shall not have a notional amount of less than $5,000,000; or

(iii) On any Reset Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the rate per annum at which deposits in United States Dollars are offered by London Branch of Bank of America, N.A. at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month, two-month or three-month period, as applicable.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of l/100th of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBO Rate.

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“Loan-to-Value Ratio” or “LTV” shall mean, with respect to any Purchased Asset, at the time of determination, the ratio of (a) the outstanding principal amount of such Purchased Asset at such time plus the amount of any Allocated Underlying Debt for such Purchased Asset at such time to (b) the lesser of (i) the appraised value of the related Underlying Mortgaged Property, as determined by reference to an Acceptable Appraisal of such Underlying Mortgaged Property, with such appraised value being subject to adjustment by the Buyer in its sole discretion, (ii) the purchase price of such Underlying Mortgaged Property and (iii) the current Market Value of such Purchased Asset.

“Margin Deficit” shall mean, at any time, with respect to any Purchased Loan, the excess, if any, of (A) an amount equal to the Repurchase Price (less any unpaid Price Differential and Exit Fee) of such Purchased Loan minus (B) the sum of (1) an amount equal to the product of the Market Value of such Purchased Loan at such time times the Purchase Percentage applicable thereto and (2) the net value of any related Hedging Agreements pledged to the Buyer, as determined by the Buyer on the basis of the economic terms thereof as set forth in the related hedge documentation provided to the Buyer by Seller.

“Market Value” shall mean, with respect to any Purchased Assets as of any date, the market value for such Purchased Assets on such date, as determined by the Buyer in its sole discretion; provided, that the Market Value shall be $0 for each Purchased Asset that is (a) a Delinquent Asset or a Defaulted Asset, (b) after its Purchase Date, determined not to be an Eligible Loan or (c) (i) rejected by more than one B-piece buyer in a securitization (it being expressly understood that, for purposes of this clause (c)(i), any voluntary withdrawal of a Purchased Asset from consideration for inclusion in a securitization by Seller shall be deemed to be a rejection by the B-piece buyer) and (ii) unable to be included in a collateralized debt obligation securitization sponsored by the Guarantor. The Market Value of all Purchased Assets shall be determined by the Buyer in its sole discretion on each Business Day during the term of the Agreement.

“Material Adverse Change” shall mean a material adverse change in the business, operations, property, financial condition or prospects of Seller or the Guarantor.

“Maximum Facility Amount” shall mean $250,000,000, as such amount may be reduced pursuant to Section 2.7 of this Agreement.

“Member” shall mean CBRE Realty Finance TRS, Inc., a Delaware corporation.

“Mezzanine Note” shall mean a note or other evidence of indebtedness of the owner or owners of all equity or ownership interests in an underlying real property owner secured by a pledge of such ownership interests.

“Monthly Servicing Information” shall mean the information contained on Exhibit III attached hereto.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable lien on or an ownership interest in an estate in fee simple or leasehold estate in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Loan that Seller proposes to be included as a Purchased Asset.

“Omnibus Assignment” shall mean an omnibus assignment in the form of Exhibit XII attached hereto.

“Permitted Purchased Loan Modification” shall mean any modification of a Purchased Loan, other than a modification which (1) amends or modifies the interest rate, principal amount, maturity date or any other financial or economic term (including, but not limited to, the amortization schedule) of a Purchased Loan, (2) extends any payment date for the payment of such principal or interest, (3) amends, modifies or waives any cash management or reserve account requirements of a Purchased Loan, (4) releases or subordinates any portion of the collateral securing such Purchased Loan, (5) waives any foreclosure rights with respect to any portion of the collateral securing such Purchased Loan, (6) releases or modifies any guarantee or (7) modifies the terms of any provisions applicable to casualty or condemnation proceeds.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Preliminary Due Diligence Package” shall mean with respect to any New Asset, the Underwriting Package, together with, to the extent available to Seller after using commercially reasonable efforts, the following due diligence information relating to the New Asset to be provided by Seller to the Buyer pursuant to this Agreement:

(i) an Acceptable Appraisal;

(ii) a “Phase 1” (and, if necessary, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form satisfactory to the Buyer, by an engineer or environmental consultant approved by the Buyer;

(iii) the Purchased Asset Information;

(iv) current rent roll;

(v) financial statements of the related property-owning entity, certified by such entity, for the past two (2) years, and separate financial or other reporting statements with respect to each property owned by such entity and relating to such Eligible Loan;

(vi) trailing 12-month unaudited income statement of the related property-owning entity, and income statements with respect to each property owned by such entity and relating to such Eligible Loan;

(vii) cash flow pro-forma, plus historical information;

(viii) current operating budget of the related property-owning entity, and a separate operating budget with respect to each property owned by such entity and relating to such Eligible Loan;

(ix) description of the Mortgaged Property and the ownership structure of the borrower (including, without limitation, the board of directors, if applicable) and financial statements of the borrower;

(x) indicative debt service coverage ratios;

(xi) indicative loan-to-value ratio;

(xii) term sheet outlining the transaction generally;

(xiii) Seller's relationship with the Mortgagor, if any;

(xiv) a list that specifically and expressly identifies any Purchased Asset Documents that relate to such New Assets but are not in Seller’s possession;

(xv) any exceptions to the representations and warranties set forth in Exhibit VI attached thereto;

(xvi) confirmation that such Eligible Loan has been approved by Seller’s credit committee;

(xvii) if such Purchased Loan is serviced by a sub-servicer engaged by Seller, the identity of such sub-servicer;

(xviii) a summary of material intercreditor provisions contained in any intercreditor agreement or participation agreement (provided that each Buyer acknowledges and agrees that each such summary shall be used solely for such Buyer’s ease of reference in such Buyer's own independent review of the underlying loan documentation); and

(xix) such other information as may be requested in writing by the Buyer in respect of a particular Eligible Loan.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to the Buyer with respect to such Transaction).

“Pricing Letter” shall mean that certain Pricing Letter, of even date herewith, between the Buyer and Seller (as the same may be amended, restated or otherwise modified and in effect from time to time).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the relevant Applicable Spread, subject to adjustment and/or conversion as provided in Sections 2.8 and 2.9 of this Agreement.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Reset Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the last date of the preceding Pricing Rate Period for such Transaction and ending on and excluding the Reset Date that is one month, two months, three months thereafter, in each case specified by Seller in accordance with clause (ii) of the definition of “LIBOR”; provided, however, that in no event shall any Pricing Rate Period end after the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by the Depository in respect thereof.

“Purchase Date” shall mean the date on which any Purchased Asset is sold by Seller to the Buyer hereunder and, as the context may require, any Subsequent Purchase Date applicable to such Purchased Asset.

“Purchase Percentage” shall mean, with respect to any Transaction as of any day, the “Purchase Percentage” specified in Schedule I to the Pricing Letter for the applicable Eligible Asset Class and the Asset Level LTV.

“Purchase Price” shall mean, with respect to any Purchased Asset, (a) as of the initial Purchase Date therefor, an amount equal to (i) the product obtained by multiplying (x) the Market Value of such Purchased Asset by (y) the applicable Purchase Percentage or (ii) such lesser amount as Seller may request, in either case, as specified in the related Confirmation, and (b) as of any Subsequent Purchase Date therefor, increased by all or any portion of the amount of the Contingent Purchase Price for such Purchased Asset paid by the Buyers on such Subsequent Purchase Date.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Section 6.5 together with any additional documents and information required to be delivered to the Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Asset Information” shall mean, with respect to each Purchased Asset, a data tape containing information consistent with the Rating Agencies' informational requirements for a securitization and such other information as the Buyer shall request.

“Purchased Assets” shall mean, collectively, the Purchased Loans.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to the Buyer in such Transaction until such Eligible Loans are repurchased pursuant to this Agreement and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to the Buyers until such Eligible Loans are repurchased pursuant to this Agreement.

“Rating Agency” shall mean any of Fitch Inc., Moody’s and Standard & Poor’s.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust”, as defined in Section 856(a) of the Code.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the fifth (5th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earlier of (a) the Termination Date and (b) 180 days after the initial Purchase Date for such Purchased Asset.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any date, the price at which such Purchased Asset is to be transferred from the Buyer to Seller upon termination of the related Transaction in whole or in part; such price will be determined in each case as the sum of the Purchase Price of such Purchased Asset and the Price Differential with respect to such Purchased Asset as of the date of such determination and the Exit Fee, minus all Income and cash actually received by the Buyer in respect of such Transaction and allocated by the Buyer to such Transaction pursuant to Sections 3, 4.2 and 4.3 of this Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by the Buyers.

“Reset Date” shall mean the fifth (5th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Responsible Officer” shall mean, as to any Person, the president or any executive vice president or, with respect to financial matters, the chief financial officer of such Person.

“Seller” shall mean CBRE Realty Finance TRS Warehouse Funding II, LLC, a limited liability company organized under the laws of the State of Delaware.

“Servicer” shall mean each of GEMSA Loan Services, L.P., Midland Loan Services, Inc., or any other servicer engaged by Seller in respect of the Purchased Loans, which other servicer shall have been approved by the Buyers in their sole discretion.

“Servicer Notice and Agreement” shall have the meaning specified in Section 26.5 of this Agreement.

“Servicing Agreement” has the meaning specified in Section 26.2 of this Agreement.

“Servicing Records” has the meaning specified in Section 26.2 of this Agreement.

“Settlement Agent” shall mean, with respect to any Transaction involving Table Funded Purchased Loans, an entity satisfactory to the Buyer in its sole discretion (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Table Funded Purchased Loan is being originated), to which the Purchase Price is to be wired by the Buyer at the request of Seller.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsequent Purchase Date” shall mean, as to any Purchased Asset, the date on which all or any portion of the Contingent Purchase Price is paid by a Buyer to Seller in respect of such Purchased Asset.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Supplemental Due Diligence List” shall mean, with respect to any New Assets, information or deliveries concerning the New Assets that the Buyer shall request in addition to the Preliminary Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content satisfactory to the Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Loan” shall mean a Purchased Loan which is sold to the Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller's request, paid directly to the Settlement Agent for disbursement in connection with such origination or acquisition. A Purchased Loan shall cease to be a Table Funded Purchased Loan after the Custodian has delivered a Trust Receipt to the Buyer certifying its receipt of the Purchased Asset File therefor.

“Telerate Page 3750” shall mean the display page currently so designated on the Dow Jones Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Termination Date” shall mean the Initial Termination Date or such later date as may be in effect pursuant to Section 2.15, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Title Policy” shall have the meaning specified in paragraph 6 of Exhibit VI attached hereto.

“Transaction” shall mean any transaction the Buyer and Seller may enter into from time to time pursuant to which Seller agrees to transfer to the Buyer Purchased Assets against the transfer of funds by the Buyer, with a simultaneous agreement by the Buyer to transfer to Seller such Purchased Assets at a date certain or on demand against the transfer of funds by Seller.

“Transaction Conditions Precedent” shall have the meaning specified in Section 2.2 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules or Exhibits to the Agreement, the Custodial Agreement, the Pricing Letter, the Guarantee and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Trust Receipt” shall mean a trust receipt issued by Custodian to the Buyer confirming the Custodian’s possession of certain Purchased Asset Files which are the property of and held by Custodian for the benefit of the Buyer (or any other holder of such trust receipt).

“UCC” shall have the meaning specified in Section 5.3 of this Agreement.

“Underlying Mortgaged Property” shall mean, with respect to any Eligible Loan, the income-producing commercial real estate which directly or indirectly secures such Eligible Loan or Eligible Security or to which such Eligible Loan or Eligible Security is otherwise related.

“Underwriting Guidelines” shall mean the underwriting guidelines of Seller as in effect on the date of this Agreement, which Underwriting Guidelines are set forth in Exhibit XIII attached hereto.

“Underwriting Issues” shall mean, with respect to any New Asset, all material information that would be considered a materially “negative” factor (either separately or in the aggregate with other information) including but not limited to, any material adverse change in the market conditions relevant to such New Asset, whether any such New Asset was rejected for inclusion in, or repurchased from, any securitization transaction, warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty, or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reasonable institutional buyer in determining whether to originate or acquire the New Asset in question.

“Underwriting Package” shall mean (i) the Credit Approval Memo and any other internal document setting forth all material information relating to a New Asset prepared by Seller for its evaluation of such New Asset, (ii) any source documentation or supporting information referenced in the Credit Approval Memo and (iii) such further documents or information as the Buyer may request in its sole discretion.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless otherwise specified herein or required by the context, all section, schedule and exhibit references are to this Agreement.

(b) Unless otherwise required by the context, all references herein, or in any other Transaction Document, to “the Buyer” shall refer to the applicable Buyer of a Purchased Asset in connection with a Transaction hereunder.

(c) All references herein to “Dollars” or “$” or amounts of money shall be deemed to refer to lawful money of the United States of America.

2. INITIATION; CONFIRMATION; TERMINATION; FEES

2.1 Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 2.2 of this Agreement) the Buyers shall from time to time separately enter into Transactions with Seller on any Business Day from and including the Effective Date to but excluding the Termination Date and pursuant to any such Transaction, Seller shall be entitled to sell, repurchase and re-sell any assets in accordance with this Agreement; provided, however, that the aggregate Repurchase Price (excluding Exit Fees and the Price Differential with respect to the Purchased Assets as of the date of determination) for all Transactions shall not exceed the Maximum Facility Amount. An agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below. Seller shall give the Buyer written notice of each proposed Transaction and the Buyer shall inform Seller of their determination with respect to any assets proposed to be sold to the Buyer by Seller solely in accordance with Exhibit VII attached hereto. The Buyer shall have the right to review all Eligible Loans proposed to be sold to the Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as the Buyer determines. The Buyer shall be entitled to make a determination, in its sole discretion, that they shall not purchase any or all of the New Assets proposed to be sold to the Buyer by Seller. On the Purchase Date for the Transaction, which shall be no later than fifteen (15) days after Seller has received the notice of approval of the request for transaction in accordance with Exhibit VII attached hereto and at least two (2) Business Days from the date upon which the Confirmation is fully executed by Seller and the Buyer, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by the Buyer), the Purchased Assets shall be transferred to the Buyer or its agent against the transfer of the Purchase Price to an account of Seller. On each Subsequent Purchase Date, which shall be no less than two (2) Business Days following the date upon which the Confirmation is fully executed by the Buyer and Seller in accordance with Exhibit VII attached hereto, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by the Buyer), the Buyer shall transfer to the account of Seller all or the portion of the Contingent Purchase Price requested in such Confirmation. Upon the execution and delivery of any such Confirmation in connection with a Subsequent Purchase Date, such Confirmation shall supercede any previous confirmation executed and delivered in respect of the relevant Purchased Asset.

2.2 Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by the Buyer), Seller shall prepare and Seller and the Buyer shall execute a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”) and follow all other Transaction procedures described in Exhibit VII attached hereto. In the absence of execution and delivery by the Buyer of a separate Confirmation with respect to each Purchased Asset which is the subject of a proposed Transaction, Buyer shall under no circumstances be deemed to have agreed to enter into such Transaction or purchase such Purchased Asset. With respect to any Transaction, the Pricing Rate shall be determined initially on the Purchase Date applicable to such Transaction, and shall be reset on each Reset Date for the related Pricing Rate Period. The Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Reset Date for the related Pricing Rate Period and notify Seller and Custodian of such rate for such period on the Reset Date.

For purposes of this Agreement, the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(a) no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(b) the representations and warranties made by Seller in each of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction;

(c) no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(d) none of the following shall have occurred and be continuing:

(i) an event or events shall have occurred in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been commercially reasonable prior to the occurrence of such event or events; or

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Purchased Assets or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by Purchased Assets at prices which would have been commercially reasonable prior to such event or events; or

(iii) there shall have occurred a material adverse change in the “repo market” or comparable “lending market” which affects (or can reasonably be expected to affect) materially and adversely the ability of Seller to fund its obligations under this Agreement;

(e) the Buyer shall have received, reviewed and approved the applicable Diligence Materials, the Purchased Asset Documents and any source documentation or supporting information referenced therein, including without limitation third party reports;

(f) the Buyer’s counsel shall have completed in full any legal review requested by the Buyer;

(g) the Buyer shall have (A) determined, in accordance with the applicable provisions of Section 2.1 of this Agreement, that the assets proposed to be sold to the Buyer by Seller in such Transaction are Eligible Assets, (B) determined that the Purchase Price of no single asset proposed to be sold to the Buyer by Seller in such Transaction exceeds 20% of the Maximum Facility Amount (unless the relevant Eligible Loan is investment grade), (C) completed all legal due diligence in respect of such Eligible Loans and (D) obtained internal credit approval for the inclusion of such Eligible Loans as Purchased Assets in a Transaction;

(h) the (i) Purchase Price of any Purchased Asset sold to the Buyer under the Agreement on any Purchase Date shall not be less than $1,000,000 and (ii) the portion of the Contingent Purchase Price related to any Purchased Asset paid by the Buyer to Seller on any Purchase Date shall not be less than $1,000,000;

(i) Reserved;

(j) the Buyer shall have received the Custodial Agreement, executed and delivered by an authorized officer of each of the parties thereto;

(k) the Buyer shall have received the Guarantee, executed and delivered by an authorized officer of Guarantor, and the Guarantee shall be in the form attached hereto as Exhibit XI;

(l) the Buyer shall have received an opinion of counsel to Seller with respect to due authorization, execution and delivery and enforceability and the perfection of the Buyer’s security interests in the New Assets, and such opinion shall be satisfactory to the Buyer in form and substance; and

(m) with respect to each Purchased Loan that is not a Table Funded Purchased Loan, the Buyer shall have received a Trust Receipt from the Custodian, and with respect to each Table Funded Purchased Loan, the Buyer shall have received an executed Bailee Agreement and a Trust Receipt (as defined in such Bailee Agreement) from the Settlement Agent; and

(n) with respect to any Purchased Asset that is acquired by Seller from an Affiliate of Seller, the Buyers shall have received the written agreement of such Affiliate (i) consenting to Seller’s pledge of such Purchased Asset and any Collateral related thereto to each Buyer under this Agreement and (ii) agreeing that, if the transfer by such Affiliate to Seller is deemed to be a loan by Seller to such Affiliate, such Affiliate’s rights in respect of such Purchased Asset and any Collateral related thereto shall be subject and subordinate to the rights of the Buyers under this Agreement.

2.3 Upon execution by the Buyer, each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.

2.4 No Transaction shall be terminable on demand by the Buyer, other than (1) upon the occurrence and during the continuance of an Event of Default by Seller and/or (2) to the extent of such Eligible Assets, with respect to any Eligible Assets that become delinquent, defaulted or similarly affected, as determined in the Buyer's sole discretion. Seller shall be entitled to (and shall, in the event demand is given by the Buyer pursuant to the immediately preceding sentence, in accordance with the Buyer's demand) terminate a Transaction in whole or in part on demand and repurchase all or a portion of the Purchased Assets subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(a) Seller repurchases on such Early Repurchase Date, all or the portion of the Purchased Assets subject to such Transaction which Seller has elected to repurchase;

(b) Seller notifies the Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no less than two (2) Business Days prior to such Early Repurchase Date;

(c) on such Early Repurchase Date, Seller pays to the Buyer an amount equal to the sum of the Repurchase Price for such Transaction (or, in the case of a termination of a Transaction in part an amount acceptable to the Buyer in its sole discretion, but not more than such Repurchase Price), and any other amounts payable under this Agreement (including, without limitation, Section 2.11 of this Agreement) with respect to such Transaction against transfer to Seller or its agent of such Purchased Assets; and

(d) Reserved.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Assets to be repurchased on such Early Repurchase Date.

2.5 On the Repurchase Date for a Transaction, termination of such Transaction shall be effected by transfer to Seller or its agent of the applicable Purchased Assets and any Income in respect thereof received by the Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 of this Agreement) against the simultaneous transfer of the applicable Repurchase Price to an account of the Buyer. As part of the Repurchase Price payable under this Section 2.5 or otherwise pursuant to this Agreement, Seller shall pay to the Buyer the Exit Fee.

2.6 Seller shall reimburse the Buyer for all fees, costs, disbursements and expenses of legal counsel associated with the preparation, negotiation and consummation of this Agreement and related documentation. To the extent not previously covered in this Section 2.6, Seller shall reimburse the Buyer for all costs and expenses incurred by the Buyer for establishing and maintaining the facility created by this Agreement, including all expenses for due diligence, travel and fees and disbursements of its counsel.

2.7 No more than once in each calendar quarter, Seller may by notice to the Buyer reduce the Maximum Facility Amount to an amount not less than the aggregate amount of all then-open Transactions. If on any day the weighted average daily outstanding of the aggregate Repurchase Prices (less any unpaid Price Differential and Exit Fees) of all Purchased Assets over the immediately preceding four-month period is less than seventy-five percent (75%) of the then current Maximum Facility Amount, the Buyers may, by written notice to Seller, reduce the Maximum Facility Amount to an amount equal to such weighted average daily outstanding divided by 0.75. Once reduced, the Maximum Facility Amount may not be increased.

2.8 If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) the Buyer shall have determined (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to the Buyer (as determined and certified by the Buyer) of making or maintaining Transactions during such Pricing Rate Period, the Buyer shall give facsimile or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by the Buyer, shall be a per annum rate (the “Alternative Rate”) equal to a rate determined based on an index approximating the behavior of LIBOR as determined by the Buyer (which may be the Federal Funds Opening Rate).

2.9 Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Buyer to effect Transactions as contemplated by the Transaction Documents, (a) (i) the commitment of such Buyer hereunder to enter into new Transactions shall be forthwith cancelled and (ii) the commitment of such Buyer to continue Transactions shall be cancelled on the 90th day following the date upon which notice of such adoption or change is delivered by such Buyer to Seller, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to the Buyer such amounts, if any, as may be required pursuant to Section 2.11 of this Agreement.

2.10 Upon demand by the Buyer, Seller shall indemnify the Buyer and hold the Buyer harmless from any net loss or expense (not to include any lost profit or opportunity cost) (including, without limitation, out-of-pocket attorneys' fees and disbursements of external counsel) which the Buyer may sustain or incur as a consequence of (i) default by Seller in selling Eligible Loans after Seller has notified the Buyer of a proposed Transaction and the Buyer have agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement (including, but not limited to, a default by Seller in selling Eligible Loans on the Purchase Date as set forth in an irrevocable notice in accordance with Section 2.1 hereto), (ii) any payment of the Repurchase Price on any day other than a Remittance Date or (iii) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 2.4 of a termination of a Transaction (in each case of (i)-(iii) above, including, without limitation, any such loss or expense in the nature of a breakage cost attributable thereto arising from the reemployment of funds obtained by the Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained). As a condition to Seller’s liability under this paragraph, the Buyer shall promptly deliver to Seller a certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor and including any available supporting documentation, which certificate shall be conclusive and binding on Seller in the absence of manifest error.

2.11 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by any Buyer with any directive from any central bank or other Governmental Authority having jurisdiction over such Buyer made subsequent to the date hereof:

(a) shall subject such Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to such Buyer in respect thereof (except for changes in the rate of tax on such Buyer's overall net income);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Buyer which is not otherwise included in the determination of the LIBO Rate hereunder; or

(c) shall impose on such Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay the Buyer, upon their demand, any additional amounts necessary to compensate the Buyer for such increased cost or reduced amount receivable. If the Buyer becomes entitled to claim any additional amounts pursuant to this Section 2.11, they shall promptly notify Seller of the event by reason of which they have become so entitled. As a condition to Seller's liability under this paragraph, the Buyer shall promptly deliver to Seller a certificate as to the calculation of any additional amounts payable pursuant to this subsection and including any available supporting documentation, which certificate shall be conclusive and binding upon Seller in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

2.12 If any Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Buyer or any corporation controlling such Buyer with any request or directive regarding capital adequacy from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance by an amount which is deemed by such Buyer to be material, then from time to time, after submission by such Buyer to Seller of a written request therefore, Seller shall pay to such Buyer such additional amount or amounts as will compensate such Buyer for such reduction. As a condition to Seller's liability under this paragraph, such Buyer shall promptly deliver to Seller a certificate as to the calculation of any additional amounts payable pursuant to this subsection and including any available supporting documentation, which certificate shall be conclusive and binding upon Seller in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

2.13 If Seller repurchases Purchased Assets on a day other than the last day of the Pricing Rate Period applicable to the related Transaction, or if Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, Seller shall indemnify the Buyer and hold the Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by the Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. The Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. This covenant shall survive termination of this Agreement and repurchase by Seller of any or all of the Purchased Assets.

2.14 Without prejudice to any other rights which Seller may have under this Agreement, upon any tender by Seller of payment of the aggregate Repurchase Price for all Purchased Assets and all other amounts due and payable to the Buyers under this Agreement, all of each Buyer's right, title and interest in such Purchased Assets shall be deemed transferred to Seller, and the Buyer shall deliver, or cause the delivery of, such Purchased Assets to Seller.

2.15 Notwithstanding the Initial Termination Date, (x) the Termination Date may be extended until 364 days after the originally scheduled Termination Date, provided that each Buyer shall have agreed to such extension in its sole discretion and (y) if the initial Termination Date shall have been extended pursuant to clause (x) above, such extended Termination Date may be extended further until 364 days after such extended Termination Date, provided that each Buyer shall have agreed to such further extension in its sole discretion; provided, that no such extension shall occur unless, both immediately before and after giving effect to such extension, no Default or Event of Default shall have occurred and be continuing. If Seller desires an extension of the Termination Date as contemplated by clause (x) or (y) above, Seller shall notify each Buyer in writing at least 90 days, but not more than 120 days, prior to the then-scheduled Termination Date and each Buyer shall, within 30 days of receipt of any such notice, notify Seller in writing of whether it has agreed to grant the applicable extension. If a Buyer shall not have notified Seller within such 30 days that it has agreed to the applicable extension, then such Buyer shall be deemed to have denied such extension.

3. MARGIN MAINTENANCE

3.1 If at any time any Margin Deficit shall exist, then the Buyer may, by written notice to Seller, require Seller to either (i) immediately repurchase such Purchased Asset by payment to the Buyer of the Repurchase Price therefor or (ii) pay to the Buyer a portion of the

Repurchase Price of such Purchased Asset in an aggregate amount equal to the amount of the Margin Deficit. Seller's failure to cure any Margin Deficit in accordance with this Section 3.1 within the time period specified in Section 3.2 shall constitute an Event of Default under the Transaction Documents and shall entitle the Buyers to exercise their remedies under Section 11 of the Agreement (including, without limitation, the liquidation remedy provided for in Section 11.2(e) of this Agreement).

3.2 Seller shall repurchase the applicable Purchased Asset or pay a portion of the Repurchase Price pursuant to Section 3.1 not later than 4:00 p.m., New York City time, on (i) if the Buyer shall have delivered to Seller the notice contemplated in Section 3.1 not later than 11:00 a.m., New York City time, on any Business Day, the first (1st) Business Day after the date such notice is delivered and (ii) if the Buyer shall have delivered to Seller the notice contemplated in Section 3.1 after 11:00 a.m., New York City time, on any Business Day, the second (2nd) Business Day after the date such notice is delivered. Such notice may be given by means of facsimile transmission and shall be delivered in accordance with the terms of this Agreement. The failure of the Buyer on any one or more occasions, to exercise its rights under this Section 3 shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer to do so at a later date. Seller agrees that any failure or delay by the Buyer to exercise its rights under this Section 3 shall not limit the Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

3.3 Any cash that is transferred to the Buyer pursuant to Section 3.1(i) of this Agreement on account of a Margin Deficit with respect to any Purchased Asset shall be applied to reduce the Repurchase Price for such Purchased Asset under the relevant Transaction and in such a manner as to produce the lowest possible Breakage Costs.

4. INCOME PAYMENTS AND PRINCIPAL PAYMENTS

4.1 The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and the Buyers. The Cash Management Account shall be in the name of the Buyers' designee and the Buyers, through their designee, shall have sole dominion and control over the Cash Management Account. Seller shall cause all Income in respect of the Purchased Assets and any payments in respect of associated Hedging Agreements to be deposited directly into the Cash Management Account. Such Income shall be remitted by the Depository in accordance with the applicable provisions of Sections 4.2 and 4.3 of this Agreement.

4.2 With respect to each Purchased Asset, Seller shall deliver to each Mortgagor, issuer of a participation, borrower under a Purchased Loan, servicer, trustee or other applicable party making payments on such Purchased Asset (each, as applicable, a “Payor”) an irrevocable redirection letter in the form attached as Exhibit VIII to this Agreement instructing such Payor to pay all Income under such Purchased Asset to the Cash Management Account and shall provide to the Buyer proof of such delivery. If a Payor forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Cash Management Account, Seller shall (i) deliver an additional irrevocable direction letter to such Payor and use its best efforts to cause such Payor to forward such amounts directly to the Cash Management Account and (ii) within one Business Day deposit in the Cash Management Account any such amounts and pending such delivery, hold such amounts in trust for the Buyer.

4.3 (a) For so long as no Event of Default shall have occurred and be continuing, all Income (other than amounts consisting of unscheduled Principal Payments deposited into the Cash Management Account in respect of the Purchased Assets (expressly excluding any amounts which may from time to time be received by the Depository for the benefit of the holder of any asset which is not a Purchased Asset, including, without limitation, any participation or subparticipation interest that is related to a Purchased Asset but not included in the Purchased Asset acquired by the Buyer hereunder) and the payments under the associated Hedging Agreements during each Collection Period shall be paid by the Depository on the related Remittance Date as follows:

(i) first, to remit payments then due to any Affiliated Hedge Counterparty under the Hedging Agreements, if any;

(ii) second, to remit escrow payments that are senior to debt service in the Purchased Asset Documents and are not otherwise deducted from such Income prior to deposit in the Cash Management Account to Servicer, if any;

(iii) third, to the Buyers the Allocated Portion of scheduled Principal Payments, if any (for purposes of this Section 4.3(a)(iii), “Allocated Portion” shall mean, with respect to a Principal Payment, the product of (x) the amount of such Principal Payment and (y) the Purchase Percentage; provided, that (A) the Allocated Portion shall not exceed the amount of unpaid Repurchase Price payable by Seller to the Buyer for the applicable Purchased Asset and (B) following the payment of such Allocated Portion, no Margin Deficit exists);

(iv) fourth, to remit to the Buyers an amount equal to the Price Differential which has accrued and is outstanding as of such Remittance Date;

(v) fifth, to remit to the Buyers any other amounts due and payable to the Buyers under this Agreement;

(vi) sixth, to remit payments then due to any counterparty (other than an Affiliated Hedge Counterparty) under the Hedging Agreements, if any; and

(vii) seventh, to Seller any amounts remaining.

(b) For so long as no Event of Default shall have occurred and be continuing, the Allocated Portion (subject to the proviso in the definition thereof) of any unscheduled Principal Payment made in respect of any Purchased Asset shall be paid by the Depository to the Buyer within one (1) Business Day of receipt thereof to be applied against the Repurchase Price for the applicable Purchased Asset, and the remainder of such unscheduled Principal Payment shall be paid to Seller within two (2) Business Days of receipt thereof.

(c) If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets (expressly excluding any amounts which may from time to time be received by the Depository for the benefit of the holder of any asset which is not a Purchased Asset, including, without limitation, any participation or subparticipation interest that is related to a Purchased Asset but not included in the Purchased Asset acquired by the Buyer hereunder) and the associated Hedging Agreements shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows, each such payment to be allocated in the Buyers' sole discretion among the Purchased Assets:

(i) first, to make a payment to the Buyers on account of any and all costs and expenses, including, but not limited to, attorneys fees and expenses and enforcement costs and any other amounts (other than Repurchase Price) due and payable to the Buyers under the Agreement;

(ii) second, to remit to the Buyers an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Assets as of such Business Day;

(iii) third, to make a payment to the Buyers on account of the Repurchase Price of all Purchased Assets until the Repurchase Price for all of the Purchased Assets has been reduced to zero; and

(iv) fourth, to remit payments then due to any Affiliated Hedge Counterparty under the Hedging Agreements, if any;

(v) fifth, to remit payments then due to any counterparty (other than an Affiliated Hedge Counterparty) under the Hedging Agreements, if any; and

(vi) sixth, to remit to Seller the remainder.

5. SECURITY INTEREST

5.1 The Buyers and Seller intend that all Transactions hereunder be sales to the Buyer of the Purchased Assets and not loans from the Buyer to Seller secured by the Purchased Assets. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges to each Buyer all of Seller's right, title, and interest in, to and under and grants to each Buyer a separate first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i) all Purchased Loans purchased pursuant to this Agreement and all Servicing Agreements, Servicing Records and insurance relating to such Purchased Loans and all “deposit accounts” (as defined in the UCC, including without limitation, the collection and escrow accounts) relating to such Purchased Loans;

(ii) the assets listed on a Confirmation, and all certificates, instruments or promissory notes, if any, evidencing any such assets;

(iii) all “general intangibles” (including “payment intangibles”), “accounts”, “chattel paper”, “documents” and “instruments” as defined in the UCC relating to or constituting any or all of the foregoing;

(iv) all “supporting obligations” and “letter of credit rights” as defined in the UCC relating to or constituting any or all of the foregoing; and

(v) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any or all of any of the foregoing.

Each security interest granted to a Buyer hereunder secures the payment and performance of all amounts or obligations owing to such Buyer pursuant to this Agreement and the related documents described herein.

5.2 In addition, irrespective of whether any Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a separate first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, together with any and all collateral granted to each Buyer pursuant to Section 5.1 above, the “Collateral”) to the Buyers:

(i) all monies from time to time on deposit in such Cash Management Account;

(ii) the Hedging Agreements;

(iii) all amounts at any time owing to Seller under any Transaction Document (including, without limitation, any surplus that exists following liquidation of any Purchased Asset);

(iv) all “general intangibles” (including “payment intangibles”), “accounts”, “chattel paper”, “documents” and “instruments” as defined in the UCC relating to or constituting any or all of the foregoing;

(v) all “supporting obligations” and “letter of credit rights” as defined in the UCC relating to or constituting any or all of the foregoing; and

(vi) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Each security interest granted to a Buyer hereunder secures the payment and performance of all amounts or obligations owing to such Buyer pursuant to this Agreement and the related documents described herein.

5.3 The Buyer's security interest in the Collateral shall terminate only upon termination of Seller's obligations under this Agreement and the documents delivered in connection herewith and therewith. For purposes of the grant of the security interest pursuant to this Section 5, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). The Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York and Seller shall have all of the rights and may exercise all of the remedies of a debtor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, two separate UCC financing statements and continuation statements each naming Seller as debtor and each Buyer as secured party (collectively, the “Filings”), and shall forward copies of such Filings to each Buyer, as applicable, upon completion thereof, (b) Seller shall from time to time take such further actions as may be requested by the Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to each Buyer hereunder) and (c) Seller hereby authorizes each Buyer, at its option, to file any such Filings, including, without limitation, a UCC financing statement describing the Collateral.

6. PAYMENT, TRANSFER AND CUSTODY

6.1 On the Purchase Date for each Transaction, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by the Buyer), ownership of the Purchased Assets shall be transferred to the Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

6.2 Reserved.

6.3 Reserved.

6.4 Reserved.

6.5 With respect to each Purchased Loan that is not a Table Funded Purchased Loan, no later than 10:00 a.m. New York City time one (1) Business Day prior to the related Purchase Date, Seller shall deliver or cause to be delivered to the Custodian a Custodial Delivery Certificate substantially in the form attached hereto as Exhibit IV. With respect to each Table Funded Purchased Loan, on or before the related Purchase Date, Seller shall cause the Settlement Agent to deliver to the Custodian by facsimile the Bailee Agreement. No later than 10:00 a.m. New York City time one (1) Business Day prior to the related Purchase Date for each Purchased Loan that is not a Table Funded Purchased Loan, and not later than 10:00 a.m. (New York City time) on the third (3rd) Business Day following the Purchase Date for each Table Funded Purchased Loan, Seller shall deliver or cause to be delivered and released to the Custodian the following documents (collectively, the “Purchased Asset File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith:

(a) The original Mortgage Note bearing all intervening endorsements and allonges, together with an allonge endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(b) The original of any loan agreement, guarantee, indemnity or cash management agreement executed in connection with the Mortgage Note (if any).

(c) The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer's certificate of Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(d) Certified copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer's certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, if any.

(e) The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(f) Certified copies of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with an officer's certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(g) Certified copies of the attorney's opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment or pro forma to issue the same.

(h) Certified copies of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(i) The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer's certificate of Seller, certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(j) Certified copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon.

(k) Satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to the Buyer with respect to the Eligible Loan, Mortgaged Property, Seller and Mortgagor, such searches to be conducted in each location the Buyer shall designate (provided that the documents set forth in this clause (k) will be held, but not reviewed (other than to determine the actual delivery thereof) by the Custodian).

(l) A copy of the UCC-1 financing statements, certified as true and correct by Seller, and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC-3 assignments executed by Seller in blank, which UCC-3 assignments shall be in form and substance acceptable for filing.

(m) Certified copies of the environmental indemnity agreement (if any).

(n) An original Omnibus Assignment executed by Seller in blank.

(o) A certified copy of the disbursement letter from the Mortgagor to the original mortgagee (if any).

(p) A certified copy of the Mortgagor's certificate or title affidavit (if any).

(q) A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(r) Copies of all legal opinions in Seller's possession with respect to the Eligible Loan which shall be in form and substance satisfactory to the Buyer.

(s) A certified copy of the assignment of permits, contracts and agreements (if any).

(t) All original letters of credit and originals or certified copies of any interest rate cap or swap agreements relating to such Purchased Loan.

(u) In respect of any Purchased Loan as to which the Mortgaged Property or underlying real property, as applicable, consists of a leasehold interest, certified copies of the ground lease and memorandum of ground lease and originals of the ground lessor consent and/or estoppel, as applicable.

(v) The original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with the Purchased Loan.

(w) Certified copies of all other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying such Purchased Loan, or otherwise executed or delivered in connection with such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(x) Such other documents, agreements or instruments as shall be requested by the Buyers.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as the Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to the Buyer a true copy thereof with an officer's certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to the Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing the Buyer its attorney-in-fact with full power to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the allonge to the Mortgage Note or Mezzanine Note and (iii) take such other steps as may be necessary or desirable to enforce the Buyer's rights against such Purchased Loans and the related Purchased Asset Files and the Servicing Records. The Buyer shall deposit the Purchased Asset Files representing the Purchased Loans, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Asset Files not delivered to the Buyer or their designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of the Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to the Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to the Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from the Buyer, unless such release is required as incidental to the servicing of the Purchased Loans or is in connection with a repurchase of any Purchased Loan by Seller.

7. SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

7.1 Title to all Purchased Assets shall pass to the Buyer on the applicable Purchase Date, and the Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement or any other Transaction Document shall preclude the Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, but no such transaction shall relieve the Buyer of Buyer's obligations to transfer the Purchased Assets to Seller pursuant to Sections 2 or 11 of this Agreement or of the Buyer's obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 4 hereof.

7.2 Nothing contained in this Agreement or any other Transaction Document shall obligate the Buyer to segregate any Purchased Asset delivered to the Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

8. REPRESENTATIONS

8.1 Seller represents and warrants to each Buyer that (i) Seller is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) Seller will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on Seller's behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) Seller has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to Seller or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Seller shall be deemed to repeat all the foregoing representations.

8.2 In addition to the representations and warranties appearing in Section 8.1 of this Agreement, Seller represents and warrants to the Buyer that as of the Purchase Date for the purchase of any Purchased Assets by the Buyer from Seller and any Transaction hereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction hereunder is in full force and effect:

(a) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller's organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller's business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b) Due Execution; Enforceability. Each of the Transaction Documents has been duly executed and delivered by Seller, for good and valuable consideration. Each of the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors' rights generally and to equitable principles.

(c) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the charter or bylaws of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Transaction Documents.

(d) Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets, which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller, or which may have an adverse effect on the validity of the Transaction Documents or the Purchased Assets or any material action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(e) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than the Buyer or an Affiliate of a Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(f) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by the Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(l) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to the Buyer and, upon transfer of such Purchased Assets to the Buyer, the Buyer shall be the owner of such Purchased Assets free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and the Buyer shall have a valid, perfected first priority security interest in the Purchased Assets.

(g) No Default. No Default or Event of Default exists.

(h) Reserved.

(i) Representations and Warranties Regarding Purchased Assets: Delivery of Purchased Asset File. Seller represents and warrants to the Buyer that each Purchased Asset sold hereunder and each pool of Purchased Assets sold in a Transaction hereunder, as of each Purchase Date for a Transaction conform to the applicable representations and warranties set forth in Exhibit VI attached hereto, except as disclosed to the Buyer in writing. It is understood and agreed that the representations and warranties set forth in Exhibit VI attached hereto, if any, shall survive delivery of the respective Purchased Asset File to the Buyer or its designee (including the Custodian) to the extent permitted by applicable law. With respect to each Purchased Loan, the Mortgage Note or Mezzanine Note, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to the Buyer or the Custodian on its behalf. Except as otherwise disclosed to the Buyer, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(j) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller's execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(k) Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents by Seller (other than consents, approvals and filings that have been obtained or made, as applicable).

(l) Organizational Documents; Members. Seller has delivered to the Buyers certified copies of its certificate of formation and limited liability company agreement, together with all amendments thereto. Seller does not have any equity members other than Member.

(m) No Encumbrances. Except as a result of entering into this Agreement (or any other agreement with a Buyer), there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any Purchased Assets or any interest therein or to pay any dividend.

(n) Federal Regulations. Seller is not (A) an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(o) Taxes. Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority, except for such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller's assets and, to Seller's knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(p) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that would be expected to have a material adverse effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(q) ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(r) Judgments/Bankruptcy. Except as disclosed in writing to the Buyers, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America, and no Act of Insolvency has ever occurred with respect to Seller.

(s) Location of Seller. On the date of this Agreement, Seller’s principal place of business is located at 185 Asylum Street, City Place 1, 37th Floor, Hartford, Connecticut 06103. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets is its principal place of business.

(t) Qualified Transferee. With respect to each Purchased Asset, Seller is a “Qualified Transferee”, “Qualified Institutional Lender” or “Qualified Lender” (however such term is denominated in the related Purchased Asset documents with respect to the qualification of parties able to hold and/or be a transferee of such Purchased Asset).

(u) Compliance with Anti-Money Laundering Laws: Office of Foreign Assets Control. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money

Laundering Laws”); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. None of Seller, any Affiliate of Seller, any Person having a beneficial interest in Seller or any Person for whom Seller is acting as agent or nominee is a country, territory, individual or entity named on any list published by the United States Treasury Department's Office of Foreign Assets Control (“OFAC”), or a Person or entity prohibited under any of the programs administered by OFAC. The aforementioned representation shall remain true and correct throughout the term of this Agreement. If Seller becomes aware of its inability to make such representation, it shall promptly notify the Buyers in writing.

(v) Separateness. Seller is in compliance with the separateness covenants set forth in Sections 9.14 and 10.22 of this Agreement.

(w) Exchange Act Compliance; Regulations T, U and X. None of the Transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Purchased Assets) will violate or result in a violation of Section 7 of the 1934 Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X. Neither Seller nor the Guarantor owns or intends to carry or purchase, and no proceeds from the Transactions will be used to carry or purchase, any "margin stock" within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(x) Bulk Sales. The execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not require compliance with any "bulk sales" act or similar law by Seller or the Guarantor.

8.3 On the Purchase Date for any Transaction, Seller shall be deemed to have made all of the representations set forth in Sections 8.1 and 8.2 of this Agreement as of such Purchase Date.

9. NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of the Buyers:

9.1 take any action which would directly or indirectly impair or adversely affect the Buyers' title to the Purchased Assets; or

9.2 transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than the Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than the Buyers so long as such Purchased Assets are subject to this Agreement; or

9.3 create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Assets subject to the security interest granted by Seller pursuant to Section 5 of this Agreement, except as described in Section 5 of this Agreement; or

9.4 modify or terminate any of the organizational documents of Seller; or

9.5 change its corporate or limited liability company structure, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets or acquire or form any Subsidiaries; or

9.6 change its fiscal year or method of accounting, unless Seller shall give the Buyers at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof; or

9.7 consent or assent to any amendment or supplement to, or termination of, any Securitization Document, any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Assets other than a Permitted Purchased Loan Modification; or

9.8 admit any additional members in Seller, or permit the Member in Seller to assign or transfer all or any portion of its member interest in Seller; or

9.9 Reserved; or

9.10 so long as any Default, Event of Default or Margin Deficit shall be continuing, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, that so long as no Default or Event of Default or Margin Deficit shall have occurred and be continuing, Seller may make such payments solely to the extent necessary to maintain its status as a REIT; or

9.11 enter into any transaction with an Affiliate; unless Seller has received the prior written consent of the Buyer to enter into such transaction and such transaction is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; or

9.12 declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; or

9.13 acquire or maintain, nor allow any Affiliate to acquire or maintain, any right or interest not disclosed in writing to Buyer in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Repurchase Documents; or

9.14 (i) own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Agreements; (ii) engage in any business other than the acquisition, ownership, financing and disposition of Purchased Assets in accordance with its operating agreement and the applicable provisions of the Transaction Documents; (iii) enter into any transaction, contract or agreement with any of its Affiliates, except upon terms and conditions commercially reasonable and substantially similar to those that would be available on an arm's-length basis with a Person other than such Affiliate; (iv) incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than to the extent permitted under the Transaction Documents; (v) make any loans or advances to any other Person, and shall not acquire obligations or securities of the Member or any Affiliate of any member (other than in connection with the acquisition of Purchased Assets) or any other Person; (vi) commingle its funds or other assets with those of any of its Affiliates or any other Person; (vii) hold itself out to be responsible for the debts or obligations of any other Person; (viii) seek or take, and will not encourage or otherwise permit the Member to seek or take, any of the following actions with respect to Seller: (a) dissolve, liquidate or wind up, in whole or in part; (b) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; (c) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the United States Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of such member or Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (d) amend the certificate of formation or limited liability company agreement of Seller; (e) enter into any transaction with an Affiliate not in the ordinary course of Seller's business; or (f) permit or cause the Member to withdraw as the sole member of Seller; (ix) have any liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, ownership, financing and disposition of Purchased Assets; (x) pledge its assets to secure the obligations of any other Person, other than a Buyer; (xi) guarantee or become obligated for the debts of any other Person; (xii) form, acquire or hold any subsidiary, or own any equity interest in any other entity except interests that are part of the Purchased Assets (or assets which are proposed to become Purchased Assets) or that are acquired in any foreclosure on, or other realization of collateral from, any of the Purchased Assets; or (xiii) identify itself or any of its Affiliates as a division or part of the other.

10. AFFIRMATIVE COVENANTS OF SELLER

10.1 Seller shall promptly notify the Buyers of any material adverse change in its business, operations, property, financial condition or prospects.

10.2 Seller shall provide the Buyers with copies of such documents as the Buyers may request evidencing the truthfulness of the representations set forth in Section 8.

10.3 Seller (i) shall defend the right, title and interest of the Buyer in and to the Purchased Assets against, and take such other action as is necessary to remove, any Liens, security interests, claims and demands of all Persons (other than security interests by or through the Buyers) and (ii) shall, at the Buyer's request, take all action necessary to ensure that the Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

10.4 Seller shall notify the Buyer and the Depository of the occurrence of any Default or Event of Default as soon as possible but in no event later than the Business Day after obtaining actual knowledge of such event.

10.5 If an Act of Insolvency occurs with respect to Seller, Seller shall permit the Buyers to transfer servicing and/or special servicing with respect to all mortgage loans to an entity satisfactory to the Buyers, to the extent Seller controls or is entitled to control the selection of the servicer and/or special servicer, as the case may be.

10.6 Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to the Buyers (i) any notice of the occurrence of an event of default under, notice of condemnation, casualty or environmental contamination with respect to or report received by or required to be delivered by Seller pursuant to the Purchased Asset Documents or Securitization Documents, (ii) any notice of transfer of servicing under the Purchased Asset Documents or Securitization Documents, (iii) any notice of termination or other unwind of any Hedging Agreement, (iv) any notice of any material litigation in respect of any Purchased Asset, any Underlying Mortgaged Property or any underlying loan (with respect to any Purchased Asset that is an Eligible Mezzanine Loan or Eligible B Note) and (v) any other information with respect to the Purchased Assets as may be requested by the Buyers from time to time.

10.7 Seller will permit the Buyers or their designated representative to inspect Seller's records with respect to the Purchased Assets and the conduct and operation of its business related thereto upon prior written notice from the Buyers or their designated representative, at such times and with such frequency as determined by Buyers, and to make copies of extracts of any and all thereof.

10.8 Reserved.

10.9 At any time from time to time upon prior written request of any Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as such Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as such Buyer may request). If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to the Buyer, duly endorsed in a manner satisfactory to the Buyer, to be held as a Purchased Asset under the related Transaction pursuant to this Agreement, and the documents delivered in connection herewith.

10.10 Seller shall provide the Buyers with the following financial and reporting information as soon as possible and in any event:

(a) within 45 days after the last day of each calendar quarter in any fiscal year, the quarterly unaudited financial statements of Guarantor for such quarter together with an officer’s certificate from Guarantor addressed to the Buyers certifying that (x) all information contained in such financial statement is true and correct, (y) as of such calendar quarter, Guarantor are in compliance with all of the terms, conditions and requirements of this Agreement (and demonstrating compliance with the provisions of Section 12(b) of the Guarantee), and (z) no Event of Default exists;

(b) within 30 days after each month end, a report containing the Monthly Servicing Information set forth on Exhibit III attached hereto;

(c) within 30 days after each month end, a report containing the Purchased Asset Information Report set forth on Exhibit VII attached hereto;

(d) to the extent required by the underlying loan documents and available to Seller, within 45 days after each month end, the unaudited monthly financial statements and rent rolls for each underlying Payor;

(e) to the extent required by the underlying loan documents and available to Seller, within 30 days after the last day of each fiscal quarter of each Payor and 90 days after the last day of each fiscal year of each Payor, unaudited certified quarterly financial statements and audited annual financial statements, respectively, of such Payor;

(f) within 90 days after the last day of each calendar year, the audited annual financial statements of Guarantor;

(g) if reasonably requested by the Buyer, within 30 days after filing, the annual Federal Income Tax returns of the Guarantor; and

(h) within 30 days after each month end, a written summary of all outstanding Hedging Agreements.

10.11 Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets (including, without limitation, environmental laws, and all federal securities laws) and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

10.12 Seller shall keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to Buyer, upon written request, full information as to the insurance carried.

10.13 Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

10.14 Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Seller or its Subsidiaries, as the case may be.

10.15 Seller shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

10.16 Seller shall advise the Buyers of any change in Seller’s name or jurisdiction of organization in accordance with the requirements of Section 9.4 and Seller shall advise the Buyers in writing of any change in the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to making any such change.

10.17 Seller will maintain records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish the Buyer, upon request by the Buyer or its designated representative, with information with respect to the Purchased Assets and the conduct and operation of its business.

10.18 Seller shall provide the Buyer with operating statements, the occupancy status and other property level information within Seller’s possession, with respect to the Mortgaged Properties, and similar reports within Seller’s possession, in each case, as requested by the Buyer.

10.19 Seller shall give each Buyer prior notice of all intended changes, amendments or modifications to the Underwriting Guidelines and shall not make any such change, amendment or modification without the consent of the Buyers in their sole discretion. Subject to the immediately preceding sentence, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to each Buyer a complete copy of the amended or modified Underwriting Guidelines. Seller shall originate or acquire all Purchased Assets in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws, including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to predatory lending practices.

10.20 Seller shall enter into appropriate Hedging Agreements with respect to each fixed rate Purchased Asset and each such Hedging Agreement shall be in form and substance acceptable to the Buyer and, as of each Remittance Date, Seller shall provide the Buyer with a summary report which lists all such Hedging Agreements and describes the principal economic and other material terms of each.

10.21 Seller shall make available for sale to the Buyers New Assets in an equivalent dollar amount and credit quality as Seller’s Affiliates provide to their lenders or repurchase agreement buyers.

10.22 Seller shall at all times: (i) be and intend to remain solvent and pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due; (ii) comply with the provisions of its certificate of formation and its limited liability company agreement; (iii) do or cause to be done all things necessary to observe limited liability company formalities and to preserve its existence; (iv) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, the Member and any other Person, and it will file its own tax returns; (v) hold itself out to the public as a legal entity separate and distinct from any other Person, shall maintain and utilize separate stationery, invoices and checks bearing its own name, correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name and pay to any Affiliate that incurs costs for office space and administrative services that it uses the amount of such costs allocable to its use of such office space and administrative services; (vi) have a board of directors separate from that of the Member and any other Person; (vii) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (viii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person; (ix) observe all Delaware limited liability company formalities; and (x) maintain a sufficient number of employees in light of its contemplated business operations and shall pay the salaries of its own employees.

10.23 Seller shall offer to the Buyer on a first priority basis the right to include any Purchased Asset in the Buyer’s CMBS securitizations.

11. EVENTS OF DEFAULT; REMEDIES

11.1 Each of the following shall constitute an “Event of Default” hereunder:

(a) The failure of any Buyer to receive (i) on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to the Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) or (ii) any other payment owing by Seller or the Guarantor to the Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement or any other Transaction Document.

(b) Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of the Buyers.

(c) Any representation or warranty made or deemed made by Seller or Guarantor herein or in any other Transaction Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Transaction Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made (other than the representations and warranties set forth in Exhibit VI attached hereto, which shall he considered solely for the purpose of determining whether a Purchased Asset is an Eligible Asset, unless Seller shall have made any such representation and warranty with knowledge that it was materially incorrect or untrue at the time made).

(d) Seller shall default in the observance or performance of any agreement or obligation pursuant to Sections 3, 4 or 8 of this Agreement or the Guarantor shall default in the observance or performance of any agreement or obligation pursuant to Section 12 of the Guarantee.

(e) Seller or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Transaction Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied (provided that such default is capable of being remedied and that Seller is diligently pursuing such remedy) for a period of ten (10) Business Days after the earlier of (i) receipt of written notice from any Buyer or (ii) actual knowledge of Seller of such default.

(f) Seller fails to transfer the Purchased Assets to the Buyer on the applicable Purchase Date (provided that the Buyer shall have tendered the related Purchase Price).

(g) Any “Event of Default” (however denominated) shall have occurred under the Servicing Agreement and a replacement servicer acceptable to the Buyers under such Servicing Agreement shall not have been appointed within thirty (30) days of the occurrence of such “Event of Default”.

(h) A final judgment by any competent court, administrative tribunal, or other body having jurisdiction in the United States of America for the payment of money shall have been rendered against Seller in an amount in excess of $5,000,000, or against the Guarantor in an amount in excess of $10,000,000, that remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to the Buyers.

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Seller or the Guarantor, or shall have taken any action to displace the management of Seller or the Guarantor or to curtail their respective authority in any material respect in the conduct of their respective business, or shall have taken any action in the nature of enforcement to remove, limit or restrict the approval of Seller as a seller (or to the extent Seller is the Servicer, as servicer) of Purchased Assets, and such action provided for in this paragraph shall not have been discontinued or stayed within thirty (30) days.

(j) Either (i) the Transaction Documents shall for any reason not cause, or shall cease to cause, the Buyers to be the owner, free of any adverse claim, of any of the Purchased Assets, or (ii) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of the Buyer in any of the Purchased Assets.

(k) Seller’s or the Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or the Guarantor as a “going concern” or a reference of similar import.

(l) An Act of Insolvency shall have occurred with respect to Seller or the Guarantor.

(m) An officer of Seller or the Guarantor shall admit Seller’s or the Guarantor’s inability to, or its intention not to, perform any of Seller’s or the Guarantor’s material obligations hereunder or under any other Transaction Documents.

(n) Seller or the Guarantor shall have defaulted, failed to perform or stated its intention not to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default, failure or statement of non-performance (i) involves the failure to pay a matured obligation in excess of $5,000,000, with respect to Seller, or $10,000,000, with respect to the Guarantor, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction.

(o) The Buyers shall have determined in their sole discretion that there shall have occurred a Material Adverse Change.

(p) Unless consented to by the Buyers, Seller shall not be qualified as a REIT entitled to a dividend paid deduction under Section 857 of the Code.

(q) A Change of Control shall occur.

(r) Seller, Member or Guarantor shall be in default under any BofA Indebtedness.

(s) An “Event of Default” shall occur under the Master Repurchase Agreement, dated as of January 27, 2005, among CBRE Realty Finance Holdings III, LLC and the Buyers.

11.2 If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to the Buyers:

(a) The Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or the Guarantor), accelerate the Repurchase Date for each Transaction hereunder, if such Repurchase Date has not already occurred (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).

(b) If the Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) above, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied in accordance with Section 4.3(c), and (iii) Seller shall immediately deliver to the Buyer any Purchased Asset Documents, if any, that relate to any Purchased Assets then in Seller’s possession or control.

(c) The Buyer also shall have the right to obtain physical possession, and to continue any action to obtain physical possession, of any and all records and files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any credit or servicing files relating to the Purchased Assets) which are then or may thereafter come into the possession of Seller or any third party acting for Seller. The Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.

(d) The Buyer shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to Buyers, and if any payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to the Buyer. The Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause and the Buyer shall have the right to appoint any Person to act as servicer for the Purchased Assets.

(e) The Buyer shall have the right to sell immediately and/or liquidate all or any portion of the Purchased Assets and/or all other Collateral. Such disposition of Purchased Assets and/or all other Collateral may be, at the Buyers’ option, on either a servicing released or a servicing retained basis. The Buyer shall not be required to give any warranties as to the Purchased Assets and/or other Collateral with respect to any such disposition thereof. The Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets and/or other Collateral. The foregoing procedure for disposition of the Purchased Assets and liquidation of the Collateral shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for the Buyer to dispose of the Purchased Assets or other Collateral or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets and/or other Collateral, or that have the reasonable capability of doing so, or that match buyers and Seller of assets. The Buyer shall be entitled to place the Purchased Assets in one or more pools for issuance of securities at the then prevailing price for such securities and to sell such securities for such prevailing price in the open market. The Buyer shall also be entitled to sell any or all of such Purchased Assets individually for the prevailing price. Seller and the Guarantor shall have the right to bid in connection with any sale of Purchased Assets or otherwise purchase such Purchased Assets or securities in any sale contemplated by the foregoing in accordance with any procedures established therefor by the Buyer. The Buyer agrees to recognize, to the extent Seller’s bid or offer complies in all respects with the procedures and requirements imposed by the Buyer in the conduct of such sale, Seller’s bid or offer provided that the same is in excess of the bid or offer of any third party.

(f) The Buyer shall apply any proceeds from the liquidation of the Purchased Assets and other Collateral to the Repurchase Prices hereunder and all other Obligations in the manner the Buyer deems appropriate in its sole discretion.

(g) The parties recognize that it may not be possible to sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner, because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of the Purchased Assets does not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner.

(h) Seller shall be liable to the Buyer for (i) the amount of all legal or other expenses, including, without limitation, all costs and expenses of the Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating Hedging Agreements in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(i) To the extent permitted by applicable law, Seller shall be liable to the Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by Seller under this section shall accrue at a rate equal to the Pricing Rate that would apply to a Transaction during the occurrence of an Event of Default.

(j) Following the occurrence and during the continuance of an Event of Default, Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives the Buyer the power and right, on behalf of Seller, without assent by, but with written notice to, Seller, to do the following:

(i) (A) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Assets; and (B) in its own name or, to the extent it cannot proceed in its own name, in the name of Seller or otherwise, to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust without Seller’s consent any suit, action or proceeding described in clause (i) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and the Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(iv) to direct the actions of the Custodian with respect to the Purchased Assets under the Custodial Agreement; and

(v) to execute, from time to time, in connection with any sale provided for in this section, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The powers conferred on each Buyer hereunder are solely to protect such Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(k) Each such Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between buyers and Seller. Without limiting the generality of the foregoing, each Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to such Buyer, only if such obligations are then due, without prejudice to such Buyer’s right to recover any deficiency. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, in the event that any deficiency exists with respect to any obligations owing to any Buyer by Seller under this Agreement or any other Transaction Document following liquidation of all of such Buyer’s Purchased Assets (any such Buyer, an “Unpaid Buyer”), to the extent that any surplus or other Purchased Assets remain after all obligations owing to the other Buyer by Seller under this Agreement and the other Transaction Documents are satisfied and paid in full, the Unpaid Buyer, at its option in its sole discretion, shall be entitled to the full amount of any such surplus and to liquidate and realize upon any such other Purchased Assets until all obligations owing to such Unpaid Buyer by Seller under this Agreement and the other Transaction Documents shall be satisfied and paid in full.

(l) Subject to the grace periods set forth herein, each party to this Agreement may exercise any or all of the remedies available to such party immediately upon the occurrence of an Event of Default and at any time during the continuance thereof without prior notice to the other parties hereto. Except as expressly provided herein, all rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which each party to this Agreement may have. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Transaction Document, nor consent to any departure by any party to this Agreement therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any party to this Agreement, shall entitle such party to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of any party to this Agreement in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Transaction Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by purchasing any Purchased Asset under this Agreement on any Purchase Date, the Buyer shall not be deemed to have waived any right to assert any Default, Event of Default or breach by Seller of any term, condition, covenant, representation or warranty under this Agreement or any Transaction Document, notwithstanding that such Default, Event of Default or breach may have arisen prior to such Purchase Date.

(m) Each Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require any Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(n) Upon the occurrence of an Event of Default, each Buyer shall without regard to the adequacy of the security for the obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that the Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by any Buyer in connection with the appointment and activities of such receiver.

12. RECORDING OF COMMUNICATIONS

EACH OF THE BUYERS AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS. EACH OF THE BUYERS AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

13. SINGLE AGREEMENT

The Buyers and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

14. NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by facsimile (with transmission confirmation) provided that such faxed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to applicable address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. All notices, consents, approvals and requests directed to Seller (other than Confirmations) shall be delivered to the following: CBRE Realty Finance TRS Warehouse Funding II, LLC, 185 Asylum Street, City Place 1, 37th Floor, Hartford, Connecticut 06103, Attn: Tom Podgorski, Facsimile Number: (860) 275-6225, with a copy to: Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104, Attn: Richard D. Jones, Esq., Facsimile Number: (215) 994-2222; all notices, consents, approvals and requests directed to any Buyer shall be delivered to the following: Bank of America, 214 North Tryon Street, 22nd Floor, Charlotte, North Carolina 28555, NCI-027-22-04, Attn: Angie Dugick, Facsimile Number: (704) 386-1094, with a copy to Bank of America, Mail Code: NCI-007-20-01, 100 North Tryon Street, Charlotte, North Carolina 28555, Attn: Paul Kurzeja, Facsimile Number: (704) 409-0267 and Mayer, Brown, Rowe & Maw LLP, 214 North Tryon Street, Suite 3800, Charlotte, North Carolina 28202, Attn: Christopher J. Brady, Facsimile Number (704) 377-2033, notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case facsimile, upon receipt of transmission confirmation, provided that such faxed notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

15. ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

16. NON-ASSIGNABILITY

16.1 The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of the Buyer. Any Buyer shall be permitted to assign its rights and obligations under the Transaction Documents and under any Transaction without the consent of Seller provided that the assignee is (a) an Affiliate of the Buyer, (b) a commercial bank rated at least “BBB+” by S&P (or the equivalent by Moody’s or Fitch, Inc.) and having total assets in excess of $1,000,000,000 or (c) an insurance company or a financial institution that, if rated, is rated at least “BBB+” by S&P (or the equivalent by Moody’s or Fitch, Inc.), any mutual fund, any fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than an individual and the Seller and its Affiliates), in each case, having a net worth, as determined in accordance with GAAP, of not less than $100,000,000. In the event of any such assignment by any Buyer, such

Buyer shall so notify Seller, which notification may occur after the assignment is effected. Seller shall not be obligated to deal directly with any party other than the Buyer in connection with any Transactions, or to pay or reimburse the Buyer or any other Person for any fees, costs, expenses or other amounts that would not have been incurred had no such assignment been effected.

16.2 Each Buyer shall be entitled to issue one or more participation interests with respect to any or all of its Transactions; provided, that (i) the Buyer shall act as exclusive agent for all participants in any dealings with Seller in connection with all Transactions, (ii) Seller shall not be obligated to deal directly with any party other than the Buyer in connection with any Transactions, or to pay or reimburse the Buyer or any other Person for any fees, costs, expenses or other amounts that would not have been incurred had no participation interests in the related Transactions been issued and (iii) the Buyer shall maintain control over all discretionary determinations to be made by it hereunder. In the event of any such issuance of a participation interest, such Buyer shall so notify Seller, which notification may occur after such issuance.

16.3 Each Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article 16, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller, Guarantor or any of their respective Affiliates or to any aspect of the Purchased Assets that has been furnished to a Buyer by or on behalf of Seller or any Affiliate.

16.4 Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

17. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

17.1 Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

17.2 To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

17.3 The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 17 shall affect the right of any Buyer to serve legal process in any other manner permitted by law or affect the right of any Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

17.4 EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

18. GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

19. NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no waiver or other consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure of the Buyer to give a notice pursuant to Section 2.7 or Section 3.1 hereof will not constitute a waiver of any right to do so at a later date.

20. USE OF EMPLOYEE PLAN ASSETS

(a) If the source of funds or other assets to be used by either party hereto in connection with a Transaction include or constitute “plan assets” for purposes of Department of Labor Regulation Section 2510.3-101, 29 CFR §2510.3-101 (the “Plan Assets Regulation”), the party using such “plan assets” (hereinafter referred to as the “Plan Party”) shall so notify the other party prior to the Transaction. The Plan Party shall represent and covenant in writing to the other party that, throughout the term of the Transaction, the Transaction does not and will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to the Buyers its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to the Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s business, operations, property, financial condition or prospects which Seller has not disclosed to the Buyer, and (ii) to agree to provide the Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

21. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 11 hereof is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended,

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract”, as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to each of (i) Section 101 of Title 11 of the United States Code, as amended, and (ii) Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

22. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

23. NO RELIANCE

Each Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

23.1 It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

23.2 It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

23.3 It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

23.4 It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

23.5 It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

24. INDEMNITY

Seller hereby agrees to indemnify each Buyer, together with their respective Affiliates and designees, and each of their officers, directors, employees, advisors, representatives and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Purchased Assets or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income taxes of any Buyer), fees, costs, expenses (including attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Transaction Document or any Transaction contemplated hereby or thereby, hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Buyer harmless from and indemnify each Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold the Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse any Buyer as and when billed by such Buyer for all of such Buyer’s costs and expenses incurred in connection with the Buyers due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Section 25) and the enforcement or the preservation of the Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the fees and disbursements of its external counsel. Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller.

Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 24 shall survive the repayment of all amounts owing to the Buyer by Seller under the Transaction Documents and the termination of the commitment of the Buyer’s hereunder.

25. DUE DILIGENCE

Seller acknowledges that the Buyers have the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon prior written notice to Seller, the Buyer or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that the Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to the Buyer and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. The Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse the Buyer for any and all reasonable costs and expenses incurred by the Buyer, not to exceed $10,000 with respect to each Purchased Asset, in connection with the Buyer’s activities pursuant to this Section 25.

26. SERVICING

26.1 Notwithstanding the purchase and sale of the Purchased Loans hereby, subject to Section 26.3, the Servicer shall continue to service the Purchased Loans for the benefit of the Buyer and, if the Buyer shall exercise its rights to pledge or hypothecate the Purchased Loans prior to the Termination Date pursuant to Section 7, the Buyer’s assigns. Seller shall service or cause the Servicer to service the Purchased Loans in accordance with Accepted Servicing Practices.

26.2 Seller agrees that the Buyer owns all of the servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. To the extent that Seller is the Servicer, Seller grants the Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section and any other obligation of Seller to the Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to the Buyer or its designee (including the Custodian) at the Buyer’s request.

26.3 Upon the occurrence and continuance of an Event of Default, the Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing-released basis, (ii) if Seller (or any Affiliate of Seller) is the Servicer, terminate the Servicer of the Purchased Loans, with or without cause, in each case without payment of any termination fee and (iii) if the Purchased Loans are serviced by a third-party Servicer, terminate, or otherwise exercise such rights with respect to, the Servicer in accordance with the applicable Servicing Agreement.

26.4 With respect to each Purchased Loan, Seller hereby irrevocably assigns to the Buyer all of Seller’s right, title and interest in, to and under the applicable Servicing Agreement.

26.5 Seller shall cause each Servicer engaged by Seller to execute a servicer notice and agreement in the form of Exhibit IX attached hereto (a “Servicer Notice and Agreement”), pursuant to which such Servicer (i) agrees to deposit all Income in respect of the Purchased Loans serviced by it directly into the Cash Management Account and (ii) acknowledges the Buyer’s rights under Section 26.2, Section 26.3 and Section 26.4 of this Agreement.

27. MISCELLANEOUS

27.1 Time is of the essence under the Transaction Documents and all Transactions thereunder and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

27.2 All rights, remedies and powers of the Buyers and Seller hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of the Buyers or Seller, as applicable, whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, the Buyers shall have all rights and remedies of a secured party under the UCC and Seller shall have all rights and remedies of a debtor under the UCC.

27.3 The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

27.4 The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

27.5 Without limiting the rights and remedies of the Buyers under the Transaction Documents, Seller shall pay the Buyers’ costs and expenses, including fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay the Buyers on demand all costs and expenses (including expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Assets and for the custody, care or preservation of the Purchased Assets (including insurance costs) and defending or asserting rights and claims of the Buyers in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay the Buyers on demand all costs and expenses (including expenses of counsel) incurred in connection with the maintenance of the Cash Management Account. All such expenses shall be recourse obligations of Seller to the Buyers under this Agreement.

27.6 Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

27.7 This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

27.8 The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

27.9 Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

27.10 The Buyer’s duty with respect to the custody, safekeeping and physical preservation of any Purchased Assets in its possession shall be to deal with such Purchased Assets in the same manner as the Buyer deals with similar property for its own account. None of the Buyer or any of the Buyer’s affiliates, directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Assets or for any delay in doing so, and except as otherwise expressly provided in this Agreement, no such Person shall be under any obligation to sell or otherwise disposed of any Purchased Assets upon the request of Seller or otherwise. All authorizations and agencies contained herein with respect to the Purchased Assets are irrevocable and are powers coupled with an interest.

27.11 In addition to any rights and remedies of any Buyer provided by this Agreement and by applicable law, each Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the Termination Date, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other credits, indebtedness or claims in any currency, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by either Buyer or any Affiliate thereof to or for the credit or the account of Seller. If any such obligation is unascertained, the Buyers shall account to Seller when the obligation is ascertained. Each Buyer agrees promptly to notify Seller after any such set-off and application made by such Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANK OF AMERICA, N.A.

By:	/s/ Angela E. Dugick
Name:	Angela E. Dugick
Title:	Senior Vice President

BANK OF AMERICA SECURITIES LLC

By:	/s/ Angela E. Dugick
Name:	Angela E. Dugick
Title:	Principal

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANK OF AMERICA, N.A.

By:
Name:	Angela E. Dugick
Title:	Senior Vice President

BANK OF AMERICA SECURITIES LLC

By:
Name:	Angela E. Dugick
Tide:	Principal

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:	/s/ Keith A. Gollenberg
Name:	Keith A. Gollenberg
Title:	Chief Executive Officer

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Monthly Servicing Information

EXHIBIT IV	Form of Custodial Delivery Certificate

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Transaction Procedure

EXHIBIT VIII	Form of Redirection Letter

EXHIBIT IX	Form of Servicer Notice and Agreement

EXHIBIT X	Form of Bailee Agreement

EXHIBIT XI	Form of Guarantee

EXHIBIT XII	Form of Omnibus Assignment

EXHIBIT XIII	Underwriting Guidelines

Exhibit I

CONFIRMATION STATEMENT

CBRE Realty Finance TRS

Warehouse Funding II, LLC

This CONFIRMATION reflects the agreement between [BANK OF AMERICA, N.A. (“BANA”)1] and CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC (“Seller”) to enter into the Transaction pursuant to which BANA2 shall purchase from the Seller the Purchased Assets identified below pursuant to the Master Repurchase Agreement among BANC OF AMERICA SECURITIES LLC and BANK OF AMERICA, N.A. (the “Buyers”), and Seller, dated as of February 13, 2006 (the “Agreement”); capitalized terms used herein without definition have the meanings given in the Agreement), as follows below and on the attached Schedules 1 and 2:

Purchase Date:

Initial purchase (Yes / No):

Purchased Loans:

Loans / Description:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Assets (as of the date hereof):

Market Value:

Purchase Percentage:

Applicable Spread

LIBOR Period: [30-day], [60-day], [90-day]

Market Value x Purchase Percentage (as of the date hereof):

[Initial] [Contingent] Purchase Price Requested Hereby:

Aggregate Purchase Price, given the effect of [Initial] [Contingent] Purchase Price requested hereby:

Governing Agreements/Trustee:	As identified on attached Schedule 2

Additional Terms:

Name and address for communications:	Buyer:	Olga Kelly
Banc of America, N.A.
Mail Code: NCI -027-22-04
Hearst Tower
214 North Tryon Street
Charlotte, NC 28555
Telephone: 704.683.4685
Facsimile: 704.386.1094

[1]	Unless Banc of America Securities LLC is the party entering into the Transaction, in which case “Banc of America Securities LLC (“BAS”)” should be used.
[2]	Unless Banc of America Securities LLC is the party entering into the Transaction, in which case “BAS” should be used.

With a copy to:

Bank of America
Mail Code: NC1-007-20-01
100 North Tryon Street
Charlotte, North Carolina 28555
Attn: Paul Kurzeja
Facsimile Number: (704) 409-0267

Seller:	CBRE Realty Finance TRS
Warehouse Funding II, LLC
185 Asylum Street
City Place 1, 37th Floor
Hartford, Connecticut 06103
Attention: Tom Podgorski
Telephone: (860) 275-6205
Facsimile: (860) 275-6225

Seller hereby grants to each of the Buyers a separate security interest in all of Seller's right, title and interest in and to the assets listed on Schedule 1 attached to this Confirmation and all certificates, instruments or promissory notes, if any, evidencing any such asset. Each security interest granted to a Buyer hereunder secures the payment and performance of all amounts or obligations owing to such Buyer pursuant to the Agreement and the related documents described therein.

Seller hereby certifies that both immediately prior to the entering into of the Transaction herein requested, and also after giving effect thereto, that the representations and warranties made by Seller in Section 8 of the Agreement, and elsewhere in each of the Transaction Documents, shall with respect to the Eligible Assets subject to the Transaction be true and complete on and as of the date of the entering into of such Transaction in all material respects with the same force and effect as if made on and as of such date (or if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

[SIGNATURES FOLLOW]

[BANK OF AMERICA, N.A.][3]

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

[3]	Unless Banc of America Securities is the party entering into the Transaction, in which case “Banc of America Securities LLC” should be used.

Schedule 1 to Confirmation Statement

Description of Purchased Loans (if applicable):

	Purchased Loan	Type of Loan	LTV	Outstanding Principal Balance	Seller Owned Face	Buyer's Market Value	Purchase Percentage	Purchase Price Requested Hereby	Applicable Spread

1

2

3

4

Schedule 2 to Confirmation Statement

Governing Agreements:

Exhibit II

AUTHORIZED REPRESENTATIVES OF SELLER

Name		Specimen Signature

Keith Gollenberg	Chairman	/s/ Keith Gollenberg

David Dorros	Managing Director

Jim Evans	Managing Director & Secretary

Paul Martin	Managing Director	/s/ Paul Martin

Thomas Podgorski	Managing Director	/s/ Thomas Podgorski

Michael Angerthal	Managing Director & Treasurer	/s/ Michael Angerthal

II-1

Exhibit III

MONTHLY SERVICING INFORMATION

Mortgage Loan Information:

Aggregate Outstanding Balance

Realized Losses per Asset for Underlying Trust for the Prior Month

Cumulative Realized Losses per Asset

Dollar Amount and Percentage of Aggregate Pool Balance of:

Purchased Loans 30-59 days delinquent

Purchased Loans 60-89 days delinquent

Purchased Loans 90 or more days delinquent

Purchased Loans in Foreclosure

REO – Listing of Assets

Number of loans at start and end of the month

Outstanding principal balance at start and end of the month

Repayments – Listing of Assets

Foreclosures – Listing of Assets

Bankruptcies – Listing of Assets

Current weighted average maturity

Current weighted average coupon (Based on Pay Rate)

Escrow balances held by primary servicer, if available

III-1

Exhibit IV

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this      of                     , 20    , CBRE Realty Finance TRS Warehouse Funding II, LLC (“Seller”), as Seller under that certain Master Repurchase Agreement, dated as of February 13, 2006 (the “Repurchase Agreement”) among Seller, BANC OF AMERICA SECURITIES LLC and BANK OF AMERICA, N.A. (together with Banc of America Securities LLC the “Buyers”), does hereby deliver to LaSalle Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of February 13, 2006, among the Buyers, Seller and Custodian, the Purchased Asset Files with respect to the Purchased Loans to be purchased by the Buyers pursuant to the Repurchase Agreement, which Purchased Loans are listed on the Purchased Asset Schedule attached hereto and which Purchased Loans shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section 3.7 of the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

IV-1

Exhibit V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that CBRE Realty Finance TRS Warehouse Funding II, LLC (“Seller”), does hereby appoint [            ] (the “Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages and the Mezzanine Notes, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by the Buyers pursuant to the Master Repurchase Agreement dated as of February 13, 2006 between Seller and the Buyer and to take such other steps as may be necessary or desirable to enforce the Buyer’s rights against such Purchased Loans, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed this      day of                      20    .

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

V-1

Exhibit VI

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL PURCHASED LOANS

With respect to each Purchased Loan, Seller represents and warrants on each Purchase Date as follows, other than as set forth on the exception report provided to Buyers in accordance with the Agreement.

1. Purchased Asset Information. The information set forth in the Diligence Materials, the Purchased Asset Schedule and the Purchased Asset Information is complete, true and correct in all material respects.

2. Ownership of Purchased Loans. Immediately prior to the transfer to Buyers of the Purchased Loans, Seller had good title to, and was the sole owner of, each Purchased Loan. Seller has full right, power and authority to transfer and assign each of the Purchased Loans to or at the direction of Buyers and has validly and effectively conveyed (or caused to be conveyed) to Buyers or their designee all of Seller’s legal and beneficial interest in and to the Purchased Loans free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of the Purchased Loans to Buyers or their designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained. Except for purchase options upon the occurrence of a default which are set forth in an intercreditor agreement included in this Purchased Asset File, no third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

3. Payment Record. The Purchased Loan is performing and no scheduled payment of principal and interest under such loan was 30 days or more past due as of the Purchase Date without giving effect to any applicable grace period, and no such loan was at any time 30 days or more delinquent in the twenty-four (24) month period preceding the Purchase Date.

4. Lien; Valid Assignment. The Mortgage related to each Purchased Loan constitutes a valid and enforceable lien upon the related Mortgaged Property, prior to all other liens and encumbrances, except for

(a) the lien for current real estate taxes and assessments not yet due and payable,

(b) covenants, conditions and restrictions, rights of way, easements and other matters that are for Mortgagor’s benefit or are insured by the related lender’s title insurance policy,

(c) other matters to which like properties are commonly subject, none of which matters referred to in clauses (b) or (c) interferes with the security

VI-D1

intended to be provided by such Mortgage or the marketability or current use of the Mortgaged Property or the current ability of the Mortgaged Property to generate operating income sufficient to service the Purchased Loan debt (the foregoing items (a) through (c) being herein referred to as the “Permitted Encumbrances”). The related assignment of such Mortgage executed and delivered in favor of the holder thereof is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. Such Mortgage establishes and creates a valid and enforceable security interest in favor of the holder thereof in all of the related Mortgagor’s personal property used in, and reasonably necessary to operate the related Mortgaged Property. A Uniform Commercial Code financing statement has been filed and/or recorded in all places necessary to perfect a valid security interest in such personal property, and such security interest is a first or second priority security interest, subject to any prior purchase money security interest in such personal property and any personal property leases applicable to such personal property. Notwithstanding the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements are required in order to effect such perfection.

5. Assignment of Leases and Rents. The Assignment of Leases set forth in the Mortgage (or in a separate instrument) and related to each Purchased Loan establishes and creates a valid, subsisting and enforceable perfected lien and security interest in the related Mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same. The related assignment of any Assignment of Leases, not included in a Mortgage, executed and delivered in favor of the holder thereof is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Assignment of Leases.

6. Mortgage Status; Waivers and Modifications. No Mortgage or Mortgage Note has been satisfied, canceled, rescinded or subordinated in whole or in part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases have been impaired, waived, altered or modified in any material respect, except by written instruments, all of which are included in the related Purchased Asset File.

7. Condition of Property; Condemnation. Except as set forth in an engineering report prepared in connection with the origination or acquisition of the Purchased Loan and included in the related Purchased Asset File, each Mortgaged Property is, to the best of Seller’s knowledge after commercially reasonable due diligence, free and clear of any damage that would materially and adversely affect its

VI-D2

value as security for the related Purchased Loan (normal wear and tear excepted), except to the extent reserves have been established to cover the costs to remediate such damages. Neither Seller nor mortgagee has received notice of any pending or threatened proceeding for the condemnation of all or any portion of any Mortgaged Property. As of the date of the origination or acquisition of the Purchased Loan, to the best of Seller’s knowledge after commercially reasonable due diligence, all of the improvements on the related Mortgaged Property which were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of such property, except for encroachments that are insured against by the lender’s title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property, except those encroachments that are insured against by the Title Policy referred to herein.

8. Title Insurance. Each Mortgaged Property is covered by an American Land Title Association (or an equivalent form thereof as adopted in the applicable jurisdiction) lender’s title insurance policy (or, if a title policy meeting the foregoing description has not yet been issued, is evidenced by a commitment for title insurance “marked up” at the closing of the Purchased Loan and a binding enforceable commitment of the applicable title insurance company to issue the policy described in such commitment without any conditions to such issuance) (the “Title Policy”) in the original principal amount of such loan after all advances of principal. Each Title Policy insures that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to the Permitted Encumbrances. Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, to the best of Seller’s knowledge after commercially reasonable due diligence, and no material claims have been made thereunder. No holder of the related Mortgage has done, by act or omission, anything that would impair the coverage under such Title Policy. Immediately following the transfer and assignment of the related Purchased Loan to Buyers, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyers without the consent of or notice to the insurer.

9. No Holdbacks. Except as set forth on the Purchased Asset Schedule, the proceeds of the Purchased Loan have been fully disbursed and there is no obligation for future advances with respect thereto. With respect to each such loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Purchase Date have been complied with, or any such funds so escrowed have not been released.

10. Mortgage Provisions. The Mortgage Note or Mortgage related to the Purchased Loan contain customary and enforceable provisions such as would be expected to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

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11. Buyer under Deed of Trust. If any Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

12. Environmental Conditions. An environmental site assessment (or an update of a previous assessment) was performed with respect to each Mortgaged Property in connection with the origination or acquisition of the Purchased Loan, a report of each such assessment (an “Environmental Report”) has been delivered to Buyers and a copy has been included as part of the related Purchased Asset File, and there is no adverse environmental condition or circumstance affecting any Mortgaged Property that was not disclosed in such report. Each related Mortgagor is now in compliance, and each Mortgage requires the related Mortgagor to cause any tenants leasing space at the related Mortgaged Property to comply with all applicable federal, state and local environmental laws and regulations. Where such Environmental Report disclosed the existence of a material and adverse environmental condition or circumstance affecting any Mortgaged Property, (i) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance, (ii) the related Mortgagor was required either to provide additional security and/or to obtain an operations and maintenance plan or (iii) the related Mortgagor provided evidence that applicable federal, state or local governmental authorities would not take any action, or require the taking of any action, in respect of such condition or circumstance. The related Purchased Asset Documents contain provisions pursuant to which the related borrower or a principal of such borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

13. Loan Document Status. Each Mortgage Note, Mortgage and any other agreement that evidences or secures a Purchased Loan and that was executed by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). There are no valid defenses, counterclaims or rights of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreements.

14. Insurance. Each Mortgaged Property is required pursuant to the related Mortgage to be and is insured by (a) a fire and extended perils insurance policy issued by an insurer meeting the requirements of such Purchased Loan providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination by the originator of such Purchased Loan consistent with its normal commercial mortgage lending practices, against other risks insured against by persons operating like properties in the locality of the Mortgaged Property in an amount not less than the lesser of the principal balance of the Purchased Loan and the replacement cost (not allowing for depreciation) of the Mortgaged Property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with

VI-D4

respect to the Mortgaged Property; (b) a business interruption or rental loss insurance policy in an amount at least equal to twelve months of operations of the Mortgaged Property (or six months of operations of the Mortgaged Property where the original principal balance of the Purchased Loan is less than $5,000,000) (other than Manufactured Housing Communities); (c) a flood insurance policy (if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards) in an amount not less than the lesser of the amount described in clause (a) above or the maximum amount allowed under Federal Law and (d) a comprehensive general liability insurance policy in amounts as are generally required by commercial mortgage lenders, and in any event not less than $1 million per occurrence. Such insurance policy contains a standard mortgagee clause that names the mortgagee as an additional insured and that requires at least thirty days’ (in the case of termination or cancellation other than for nonpayment of premiums) and at least ten (10) days’ (in the case of termination or cancellation for nonpayment of premiums) prior notice to the holder of the Mortgage, and no such notice has been received, including any notice of nonpayment of premiums. Each Mortgage obligates the related Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Other than as set forth in Paragraph 24(h) of this Exhibit VI, each Mortgage provides that casualty insurance proceeds will be applied either to the restoration or repair of the related Mortgaged Property or to the reduction or defeasance of the principal amount of the Purchased Loan.

15. Taxes and Assessments. There are no delinquent or unpaid taxes or assessments (including assessments payable in future installments), or other outstanding charges affecting any Mortgaged Property which are or may become a lien of priority higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be first payable thereon.

16. Compliance with Laws. As of the Purchase Date, the Purchased Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Purchased Loan.

17. No Obligation of Holder. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Purchased Loan is or may become obligated.

18. Origination and Servicing Practices. The origination (or acquisition, as the case may be), servicing and collection practices with respect to the Purchased Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans for commercial or multifamily loan programs, as applicable.

19. LTV Ratio. The gross proceeds of each Purchased Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the

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Purchased Loan and either: (a) such Purchased Loan is secured by an interest in real property having a fair market value (i) at the date the Purchased Loan was originated at least equal to 80 percent of the original principal balance of the Purchased Loan or (ii) at the Purchase Date at least equal to 80 percent of the principal balance of the Purchased Loan on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (x) the amount of any lien on the real property interest that is senior to the Purchased Loan and (y) a proportionate amount of any lien that is in parity with the Purchased Loan (unless such other lien secures a Purchased Loan that is cross-collateralized with such Purchased Loan, in which event the computation described in clauses (a)(i) and (a)(ii) of this Paragraph 19 shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Purchased Loans; or (b) substantially all the proceeds of such Purchased Loan were used to acquire, improve or protect the real property which served as the only security for such Purchased Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(l)(ii)).

20. Authorization to do Business. To the extent required under applicable law as of the date of origination, and necessary for the enforceability or collectability of the Purchased Loan, the originator of such Purchased Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it originated and held such loan.

21. Mortgagor Bankruptcy. No Mortgagor and to Seller’s knowledge, no tenant leasing space at the Related Mortgaged Property which constitutes more than 15% of the gross leased space or which leases at least 10,000 square feet of such Mortgaged Property is a debtor in any state or federal bankruptcy or insolvency proceeding.

22. Adequate Utilities. The related Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Mortgaged Property is currently being utilized.

23. Encumbrances. With respect to any Purchased Loan, the related Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related Mortgage Property to be encumbered subsequent to the Purchase Date without the prior written consent of the holder of such Purchased Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage other than Permitted Encumbrances.

24. Leasehold Estate. Each Mortgaged Property consists of the related Mortgagor’s fee simple estate in real estate or, if the related Purchased Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a ground lease of a Mortgaged Property (a “Ground Lease”), by the related Mortgagor’s interest in the Ground Lease but not by the related fee interest in such Mortgaged Property (the “Fee Interest”). With respect to any Purchased Loan secured by a Ground Lease but not by the related Fee Interest:

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a. Such Ground Lease or a memorandum thereof has been duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between Seller and related lessor) permits the current use of the Mortgaged Property and permits the interest of the lessee thereunder to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely effect the security provided by the related Mortgage by limiting in any way its current use; and there has been no change in the payment terms of such Ground Lease since the origination or acquisition of the loan related to such Purchased Loan, with the exception of changes reflected in written instruments that are a part of the related Mortgage File;

b. The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances other than Permitted Encumbrances;

c. The Mortgagor‘s interest in such Ground Lease is assignable to Buyers and their successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Purchase Date) and, in the event that it is so assigned, is further assignable by Buyers and their successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

d. Such Ground Lease is in full force and effect, and no event of default has occurred, Seller has received no notice that an event of default has occurred thereunder, and there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

e. Such Ground Lease, or an estoppel letter or other agreement, (A) requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease to the extent such Ground Lease requires such notice, (B) further provides that no notice of termination given under such Ground Lease (including rejection of such Ground Lease in a bankruptcy proceeding) is effective against the holder of the Mortgage unless a copy of such notice has been delivered to such holder and the lessor has offered to enter into a new lease with such holder on terms that do not materially vary from the economic terms of the Ground Lease;

f. A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

g. Such Ground Lease has an original term (including any extension options set forth therein that can be exercised by the mortgagee if the mortgagee

VI-D7

acquires the lessee’s rights under the Ground Lease) which extends not less than twenty years beyond the stated maturity date of the loan related to the Purchased Loan;

h. Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award other than in respect of a total loss will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a designee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender for conduit programs), or to the payment or defeasance of the outstanding principal balance of the loan related to the Purchased Loan together with any accrued interest thereon;

i. Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by prudent commercial mortgage lenders;

j. Such Ground Lease provides, or the lessor has otherwise agreed, that such Ground Lease may not be amended or modified in any manner materially adverse to the interest of the mortgagee without the prior written consent of the mortgagee under such loan; and

k. The ground lessor is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason including rejection of the Ground Lease in bankruptcy.

25. Escrow Deposits. All escrow deposits relating to the Purchased Loan that are, as of the Purchase Date, required to be deposited with Seller or its agent have been so deposited.

26. Advancement of Funds by Seller. Seller has not and no other holder of a Purchased Loan has advanced funds or induced, solicited or received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by such loan.

27. No Mechanics’ Liens. As of the date of the Mortgage, and to the actual knowledge of Seller as of the Purchase Date, each Mortgaged Property is free and clear of any and all mechanics’ and materialmen’s liens, and no rights are outstanding that under law could give rise to any such lien, except for those insured against by the Title Policy or otherwise bonded.

28. Compliance with Usury Laws. The Purchased Loan complied with, or is exempt from, all applicable usury laws in effect at its date of origination.

29. Releases of Mortgaged Property. No Mortgage Note or Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property

VI-D8

from the lien of the related Mortgage except upon payment in full of all amounts due under the Purchased Loan; provided, that the mortgagee may be required to grant releases of portions of the related Mortgaged Properties if (a) release is conditioned upon the satisfaction of certain legal and underwriting requirements or the payment of a release price or (b) a total or partial defeasance is effected in respect of such loan. No Purchased Loan permits the release or substitution of collateral if such release or substitution (a) would create a “significant modification” of such loan within the meaning of Treas. Reg. §1.1001 3 or (b) would cause such loan not to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (without regard to clauses (A)(i) or (A)(ii) thereof).

30. No Equity Participation or Contingent Interest. No Purchased Loan contains any equity participation by the lender or provides for negative amortization or for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property.

31. No Material Default. There exists no event of default, material default, breach or event of acceleration under the documents evidencing or securing the Purchased Loan; provided, however, that this representation and warranty does not address or otherwise cover any default, breach or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any of Paragraphs 1, 7, 12, 14, 15 and 24 of this Exhibit VI. Seller has not waived any event of default, material default or breach under the Purchased Asset Documents.

32. Local Law Compliance. The improvements located on or forming part of the related Mortgaged Property comply with applicable zoning laws and ordinances, or constitute legal non-conforming uses or structures or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property.

33. Other Obligations. Each related Mortgage does not provide for or permit, without the prior written consent of the lender, the related Mortgage Property to secure any obligation other than as described in the Mortgage.

34. Due-On-Sale. The Purchased Loan contains a “due on sale” clause that provides for the acceleration of the payment of the unpaid principal balance of the Purchased loan if, without the prior written consent of the holder of such loan, the related Mortgaged Property is transferred or sold.

35. Actions Concerning Purchased Loans. To the actual knowledge of Seller, there are no actions, suits or proceedings pending or threatened before any court, administrative agency or arbitrator concerning the Purchased Loan or related Mortgagor or Mortgaged Property that might materially and adversely affect the Mortgagor’s ability to pay principal, interest or other amounts due under the Purchased Loan or value of the Mortgaged Property as security for the Purchased Loan.

VI-D9

36. Licenses and Permits. As of the date of origination of the Purchased Loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated. The Purchased Asset Documents require the Mortgagor to maintain all such licenses, permits and franchises.

37. Non-Recourse Exceptions. The Purchased Asset Documents for the Purchased Loan provide that such loan constitutes the non-recourse obligations of the related obligor thereon except that either (i) such provision does not apply in the case of fraud, misappropriation of awards, rents, proceeds, bankruptcy of Mortgagor and other carve-outs that are customary by the Mortgagor or (ii) such documents provide that the Mortgagor shall be liable to the holder of the such loan for losses incurred a result of fraud by the Mortgagor.

38. Single Purpose Entity. The Mortgagor on the Purchased Loan with an outstanding principal balance in excess of $10,000,000, was, as of the origination of such loan, a Single Purpose Entity. For this purpose, a “Single Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person.

Each borrower of the Purchased Loan in excess of $10,000,000 is an entity which has represented in connection with the origination of such loan, or whose organizational documents as of the date of origination of such loan, provided that so long as such loan is outstanding it will have at least one independent director, manager or executive committee member.

39. Separate Tax Parcels. Each Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related title insurance policy.

40. Operating or Financial Statement. The related Purchased Asset Documents require the related borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property.

41. Purchased Loan Modifications. Any Purchased Loan that was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code either (a) was modified as a result of the default or reasonably foreseeable default of such loan or (b) satisfies the provisions of either clause

VI-D10

(a)(i) of Paragraph 19 of this Exhibit VI (substituting the date of the last such modification for the date such loan was originated) of this Exhibit VI or clause (a)(ii) of Paragraph 19 of this Exhibit VI, including the proviso thereto.

42. Inspections. Seller (or if Seller is not the originator, the originator of the Purchased Loan) has inspected or caused to be inspected each Mortgaged Property in connection with the origination of such loan.

43. Defeasance. Any Purchased Loan containing provisions for defeasance of mortgage collateral either (i) requires the prior written consent of, and compliance with the conditions set by, the holder of the such loan, or (ii) requires that (A) defeasance may not occur prior to the time permitted by applicable “real estate mortgage investment conduit” rules and regulations (if applicable), (B) the replacement collateral consist of U.S. governmental securities in an amount sufficient to make all scheduled payments under the Mortgage Note when due, (C) independent public accountants certify that the collateral is sufficient to make such payments, (D) counsel provide an opinion that the mortgage has a perfected security interest in such collateral prior to any other claim or interest, and (E) all costs and expenses arising from the defeasance of the mortgage collateral shall be borne by the borrower.

44. Fraud. No fraudulent acts were committed by Seller in connection with its acquisition or origination of the Purchased Loan nor were any fraudulent acts committed by any Person in connection with the origination of such loan.

45. Other Agreements. Except as included in the related Purchased Asset File, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of the Purchased Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

46. Appraisal. An appraisal of the related Mortgaged Property was conducted in connection with the origination of the Purchased Loan; and such appraisal satisfied either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such loan was originated.

47. OFAC. The Mortgagor is not a country, territory, individual or entity named on any list published by OFAC, or a Person or entity prohibited under any of the programs administered by OFAC.

48. Lockboxes. With respect to any Purchased Loan in respect of which payments by the borrower or other obligor thereon are required to be paid directly to a lockbox, the servicer or such other Person responsible for administration of such lockbox has complied in all material respects with the procedures established in the Purchased Asset Documents for administration of remittances in respect of such lockbox.

49. Cross-Collateralization. Each Purchased Loan is cross-collateralized only with other Purchased Loans.

VI-D11

Exhibit VII

TRANSACTION PROCEDURE

Preliminary Approval of New Assets:

(a) Seller may, from time to time, submit to the Buyer a request for transaction, which request for transaction shall specify whether the applicable transaction requested is an initial purchase or a subsequent purchase, together with a Preliminary Due Diligence Package and any drafts or copies of the Purchased Asset Documents, for the Buyer’s review and approval in order to enter into a Transaction with respect to any New Asset that Seller proposes to be included as a Purchased Asset under the Agreement.

(b) Within five (5) Business Days of the Buyer’s receipt of the materials described in clause (a) above, the Buyer shall have the right to request additional diligence materials and deliveries that the Buyer shall specify on a Supplemental Due Diligence List. No later than ten (10) Business Days after the Buyer’s receipt of all of the Diligence Materials or the Buyer’s waiver thereof and the resolution of any outstanding issues with respect to the New Asset (as determined by the Buyer in its sole discretion), the Buyer shall either (i) approve the request for transaction and notify Seller of the Purchase Price and the Market Value for the New Asset, which notice may specify any conditions precedent to the Buyer’s approval of the such New Asset as a Purchased Asset (in addition to the Transactions Conditions Precedent to obtaining each advance) or (ii) deny, in the Buyer’s sole discretion, Seller’s request for transaction. The Buyer’s failure to respond to Seller within such ten (10) Business Days shall be deemed to be a denial of Seller’s request for transaction, unless the Buyer and Seller have agreed otherwise in writing.

(c) If the Buyer has approved the request for transaction, then Seller and Buyer (if Seller and Buyer desire to enter into a Transaction with respect to the New Transaction) shall, no later than fifteen (15) days after Seller has received the notice of approval of the request for transaction and, in any event, at least two (2) Business Days prior to the Purchase Date, execute and deliver a Confirmation prepared by Seller and approved by the Buyer with respect to such Transaction. On the date that the Confirmation is executed and delivered by Seller and Buyer, Seller shall deliver to Buyer any updates to any Diligence Materials and Purchased Asset Documents from the date upon which such Diligence Materials or Purchased Asset Documents, as applicable, were previously delivered to the Buyer, as well as copies of each Purchased Asset Documents, marked to show changes from Seller’s standard securitization document.

Final Approval of Transactions Entered Into for the Payment of All or a Portion of Contingent Purchase Price in Respect of Purchased Assets.

Seller and Buyer may from time to time, but in any event at least two (2) Business Days prior to the Subsequent Purchase Date, execute a Confirmation for the payment of all or a portion of the Contingent Purchase Price in respect of a Purchased Asset, the amount of the Contingent Purchase Price requested by Seller to be specified in such Confirmation.

VII-1

Exhibit VIII

FORM OF REDIRECTION LETTER

[Letterhead of Seller]

                         , 20

[Borrower Name]

[Address]

Re: [                    ]

To Whom It May Concern:

CBRE Realty Finance TRS Warehouse Funding II, LLC has transferred all of its interest in the Loan to [            ] (the “Bank”), and, accordingly, the Bank is now your lender with regard to the Loan. All notices, demands and requests to be given to the lender under the documents evidencing, securing and/or governing the Loan shall be sent to the following address (until such address for notice is changed in accordance with the Loan documents):

Bank of America, N.A./Banc of America Securities LLC

Mail Code: NC1-027-22-04

Hearst Tower

214 North Tryon Street

Charlotte, NC 28555

Attention: Angie Dugick

with a copy to:

Bank of America, N.A./Banc of America Securities LLC

Mail Code: NC1-007-20-01

100 North Tryon Street

Charlotte, NC 28255

Attention: Paul Kurzeja

Mayer, Brown, Rowe & Maw LLP

214 North Tryon Street, Suite 3800

Charlotte, NC 28202

Attention: Christopher J. Brady

VIII-1

CBRE Realty Finance TRS Warehouse Funding II, LLC

185 Asylum Street

City Place 1, 37th Floor

Hartford, CT 06103

Attention: Tom Podgorski

All payments to be made to the Bank under the Loan shall be made by wire transfer in accordance with the following instructions:

[                        ]

ABA[                        ]

BNF: [                        ]

Account #:

Account name: Bank of America/CBRE Realty Finance TRS Warehouse

Funding II, LLC

Facility Cash Management Acct

Attn: [                        ]

Please feel free to call [                        ] at (            )[            -                     ] should you have any questions or concerns. Thank you.

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

VIII-2

Exhibit IX

FORM OF SERVICER NOTICE AND AGREEMENT

                             , 2005

[SERVICER]., as Servicer

[Address]

Attention:

Re:	Master Repurchase Agreement, dated as of February 13, 2006 (the “Repurchase Agreement”), among CBRE Realty Finance TRS Warehouse Funding II, LLC, as seller (“Seller”), BANK OF AMERICA, N.A., as a buyer, and BANC OF AMERICA SECURITIES LLC, as a buyer (collectively, the “Buyers”)

Ladies and Gentlemen:

[Name of Servicer] (“Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement, dated as of [                    ] (the “Servicing Agreement”), between Servicer and Seller. Pursuant to the Repurchase Agreement among Buyers and Seller, Servicer is hereby notified of the following (defined terms not otherwise defined herein shall have their respective meaning set forth in the Repurchase Agreement or the Servicing Agreement):

Servicer shall segregate all Income collected on account of the Purchased Loans, hold such Income in trust for the sole and exclusive benefit of Buyers, and remit such collections to the following account which has been established at LaSalle Bank National Association ABA# [                    ], Account # [                    ], the (“Cash Management Account”). Servicer acknowledges that the Cash Management Account is held for the benefit of Buyers pursuant to the Custodial Agreement, dated as of February 13, 2006, by and between Seller, Buyers and LaSalle Bank National Association, as Custodian, Securities Intermediary and Bank.

Buyers are the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to the Repurchase Agreement. Pursuant to the Repurchase Agreement, Seller has granted Buyers a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with the Repurchase Agreement and any other obligation of Seller to Buyers. Seller has covenanted to safeguard such Servicing Records and to deliver them promptly to Buyers or their designee (including the Custodian) at Buyers’ request.

Upon the occurrence and continuance of an Event of Default, Buyers may, in their sole discretion, (i) sell their right to the Purchased Loans on a servicing released basis or (ii) terminate any Servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee. Upon receipt of a notice of an Event of Default from either Buyer, Servicer shall follow the instructions of such Buyer, without any further consent from Seller or any other Person, with respect to the Purchased Loans, and shall deliver to such Buyer any information with respect to the Purchased Loans requested by such Buyer.

Pursuant to the Repurchase Agreement, Seller has irrevocably assigned all rights, title and interest in the Servicing Agreements in the Purchased Loans to Buyers.

[Servicer hereby agrees that upon 10 days prior written notice from Buyer, Buyer may terminate, as to any Purchased Loan, the Servicing Agreement which exists between Servicer and Seller, in accordance with the terms of such Servicing Agreement and transfer servicing of such Purchased Loan to Buyer’s designee, at no cost or expense to Buyer or Servicer, it being agreed that Seller will pay any and all fees and expenses required to be paid in connection with any such termination of the Servicing Agreement and to effectuate such transfer of servicing to the designee of Buyer.]

[On or before the related [Servicing Transfer Date], Seller shall deliver or cause to be delivered to Servicer (i) a Servicing File with respect to each Purchased Loan; and (ii) the amounts, if any, received by Seller representing Escrow Payments previously made by the Borrowers. Servicer shall promptly acknowledge receipt of the Servicing File and Escrow Payments for the Purchased Loan and shall promptly deposit such Escrow Payments in the Escrow Accounts established pursuant to the Servicing Agreement. In accordance with Accepted Servicing Practices, Servicer shall use reasonable efforts to review the contents, identify any items which are missing and notify Buyer of such deficiencies. The contents of each Servicing File delivered to Servicer are and shall be held in trust by Servicer for the benefit of Buyer, as long as the Purchased Loans are subject to the Repurchase Agreement, and otherwise for the benefit of Seller. Servicer’s possession of the contents of each Servicing File so delivered is for the sole purpose of servicing the related Purchased Loan; and such possession by Servicer shall be in a custodial capacity only.]

[Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from Buyer, as long as the Purchased Loans are subject to the Repurchase Agreement, and otherwise to Seller. Subject to the preceding sentence, upon request of Buyer or Seller, as applicable, Servicer shall deliver to Buyer or Seller, as applicable, the Servicing File or a copy of any document contained therein; provided, however, that if Servicer will be unable to perform its Purchased Loan servicing obligations with respect to the related Purchased Loan after any such release or delivery of the Servicing File, then Servicer shall promptly notify Buyer or Seller, as applicable, of such inability prior to delivering the Servicing File; provided, further, that in the event that Buyer or Seller, as applicable, subsequently requests such Servicing File, and Servicer subsequently delivers such Servicing File, Servicer’s responsibilities for Purchased Loan servicing with respect to such Purchased Loan may be terminated immediately by Servicer upon written notice to Buyer and Seller.]

Notwithstanding any contrary information or direction which may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by either Buyer, and Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information or notice of an Event of Default.

No provision of this Servicer Notice may be amended, countermanded or otherwise modified without the prior written consent of Buyers. Buyers are an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyers promptly upon receipt. Any notices to Buyers should be delivered to the following, address: Bank of America, N.A., Mail Code: NC1-027-22-04, Hearst Tower, 214 North Tryon Street, Charlotte, NC 28555; Attention: Angie Dugick; Facsimile: (704) 386-1094 and any notice to Servicer should be sent:

if to Servicer, by U.S. Mail at:

[Address]

or by delivery to:

[Address]

Very truly yours,

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

as Servicer

By
Title:
Telephone:
Facsimile:

Exhibit X

FORM OF BAILEE AGREEMENT

[Date]

VIA FAX

[Settlement Agent]

[Address]

Attention:

Re:	Acquisition of [Describe Asset] (the “Asset”) by CBRE Realty Finance TRS Warehouse Funding II, LLC (the “Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [        ] (the “Settlement Agent”) in connection with Seller’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of February 13, 2006 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) between Seller, Bank of America, N.A., as a buyer, and Banc of America Securities LLC, as a buyer each a “Buyer” and, collectively, the “Buyers”. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

1. By its execution of this agreement, the Settlement Agent agrees to act as exclusive agent and bailee for the Buyer with respect to the transaction described herein.

2. Upon notification that the Settlement Agent has received the Loan Documents (defined in Paragraph 3 below), the Buyer will wire or cause to be wired on [Purchase Date] (the “Purchase Date”) an amount equal to $[            ] (the “Proceeds”), which Proceeds shall be disbursed by the Settlement Agent as set forth on the settlement statement attached as Exhibit A (the “Disbursement Instructions”), to the account of the Settlement Agent (the “Escrow Account”) in accordance with the following instructions:

Bank:

ABA No.:

Account No.:

Reference:

3. Before the Proceeds may be disbursed by the Settlement Agent:

(a)	the Settlement Agent shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the documents listed on Exhibit B (collectively, the “Loan Documents”); and

(b)	the Settlement Agent shall issue and deliver to the Buyer and the Custodian by facsimile (a) in the name of the Buyer, an initial trust receipt and certification in the form of Exhibit C (the “Trust Receipt”) which Trust Receipt shall state that the Settlement Agent has received the Loan Documents.

4. Upon receipt by the Settlement Agent of the Loan Documents and the Proceeds, the Settlement Agent shall do each of the following in the order specified:

(a)	Disburse the Proceeds in accordance with the Disbursement Instructions.

(b)	Deliver the Loan Documents via overnight mail to the Custodian at the following address:

[Custodian name, address]

(c)	Notify the Buyer that all of the foregoing actions have been completed.

5. All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and the Settlement Agent shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

6. The Settlement Agent hereby agrees (i) that the Settlement Agent has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that the Buyer and the Buyers are entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be intended third party beneficiaries hereof.

7. If for any reason the Proceeds are funded by the Buyer to the Settlement Agent and the funds have not been disbursed by the Settlement Agent as specified herein on or before 5:00 P.M. (New York City time) on the Purchase Date, the Settlement Agent shall contact the Buyer immediately for further instructions. In the event that the Settlement Agent is advised to return the Proceeds to the Buyer, the Settlement Agent agrees to do so on demand in accordance with the instructions provided by the Buyer, without regard to any contrary instructions from Seller. If Seller’s acquisition of the Asset is delayed, the Settlement Agent will return the Loan Documents to Seller unless otherwise instructed by the Buyer.

8. If Seller’s acquisition of the Asset is delayed, it is understood by Seller that interest shall accrue on the principal amount wired to the Escrow Account, at the rate which would have applied under the Repurchase Agreement if the acquisition had been completed, from the time such amount is received in the Escrow Account until it is returned to the Buyer, and Seller shall be liable for all such accrued interest.

[Signatures Begin On Next Page]

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

Notice Information
Address
Attention:
Fax:

ACCEPTED AND AGREED TO:

[BANK OF AMERICA. N.A.] [4]

By:
Name:
Title:

Notice Information
Address
Attention:
Fax:

[SETTLEMENT AGENT]

By:
Name:
Title:

Notice Information
Address
Attention:
Fax:

[4]	Unless Banc of America Securities is the Buyer, in which case “BANC OF AMERICA SECURITIES LLC” should be used.

Exhibit A

SETTLEMENT STATEMENT

Exhibit B

LOAN DOCUMENTS

Exhibit C

TRUST RECEIPT

Exhibit XI

FORM OF GUARANTEE

XI-1

Exhibit XII

FORM OF OMNIBUS ASSIGNMENT

THIS OMNIBUS ASSIGNMENT (this “Assignment”), made as of the          day of                     , 20     by CBRE Realty Finance TRS Warehouse Funding II, LLC, a Delaware limited liability company, having an office at 185 Asylum Street, City Place 1, 37th Floor, Hartford, CT 06103 (“Assignor”), to                         , a                         , having an office at                          (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States and other good and valuable consideration, to it in hand paid at or before the ensealing and delivery of these presents, the Assignor by these presents does grant, bargain, sell, convey, assign, transfer and set over unto Assignee without recourse and without covenant, representation or warranty in any respect (except as expressly provided herein and in the Master Repurchase Agreement (as hereinafter defined)), the [include description of asset] as evidenced by the participation and related loan documents referenced in the schedule attached hereto as Exhibit A (the “Asset Schedule”) and made a part hereof (the “Asset Documents”) and all of Assignor’s right, title and interest in, to and under the Asset Documents, and all of Assignor’s right, title and interest, if any, in, to and under all other documents executed and/or delivered in connection with the [include description of asset] evidenced and/or secured by the Asset Documents (the “Asset”), including, without limitation, all of Assignor’s right, title and interest in the Asset and any collateral, security, certificates of deposit, letters of credit, performance bonds, demands, causes of action, all related certificates, bank accounts, operating accounts, reserve accounts, escrow accounts and other accounts, opinions, financial statements of the Borrower (as defined in the Asset Schedule) and any guarantors and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Asset, all rights and benefits of Assignor related to the Asset Documents and such other documents, and all of Assignor’s rights, title and interest in, to and under all claims and choses in action related to the Asset and/or the Asset Documents.

Assignor represents and warrants that the Asset Schedule represents a true, correct and complete list of all material participation and loan documents delivered in connection with the Asset, that true counterpart originals of the Asset Documents have been delivered to Assignor in connection with the Asset, that true counterpart originals of the Asset Documents have been delivered by Assignor to Assignee (or to a specified custodian to be held on behalf of Assignee), that Assignor currently owns the Asset Documents and the related rights described above and that the Asset Documents and the related rights described above are not, and have not been, pledged, nor assigned, to another party and are not otherwise encumbered, that the Asset Documents have not been amended, modified, supplemented or restated, except as set forth on the Asset Schedule, that, to Assignor’s knowledge, there currently exists no default under any of the Asset Documents, that Assignor is duly formed and is validly existing under the laws of the jurisdiction under which it was formed with full power to execute and deliver this Assignment, and that all actions necessary to authorize the execution, delivery, and performance of this Assignment on behalf of Assignor have been duly taken, and all such actions continue in full force and effect as of the date hereof. Assignor hereby indemnifies Assignee for any claim made by the underlying obligor for any additional interest paid in respect of the Asset prior to the date hereof.

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This Assignment is being delivered subject to the terms and provisions of that certain Master Repurchase Agreement, dated as of February 13, 2006, as the same may be amended or restated from time to time, between Assignor and Assignee (together with all exhibits and schedules, the “Master Repurchase Agreement”).

TO HAVE AND TO HOLD unto Assignee, its successors, and assigns forever.

Assignee joins in this Assignment to evidence its acceptance thereof, provided that Assignee shall not be deemed to have assumed any obligations of Assignor under the Asset Documents except to the extent necessary in order to satisfy any conditions set forth in the Asset Documents to the effectiveness of (i) the assignments and transfers contemplated hereby, and (ii) upon the occurrence of an Event of Default (as defined in the Master Repurchase Agreement), the exercise by Assignee of its rights and remedies under the Transaction Documents (as defined in the Master Repurchase Agreement); provided, that no such assumption or deemed assumption by Assignee under the foregoing provisions, or any other obligation or agreement on the part of Assignee by which Assignee may be bound by any of the terms or provisions of the Asset Documents, shall limit or otherwise affect the indemnification obligations or any other obligations and liabilities of Assignor and the other parties to the Transaction Documents (as defined in the Master Repurchase Agreement), including without limitation the indemnification obligations of the Assignor under the Master Repurchase Agreement, which obligations shall include, without limitation, indemnification of Assignee for any Indemnified Amounts (as defined in the Master Repurchase Agreement) arising as a result of this Assignment and any assumption or deemed assumption by the Assignee of any obligations of Assignor under the Asset Documents or any other obligation or agreement on the part of the Assignee by the which the Assignee may be bound by any of the terms or provisions of the Asset Documents.

This Assignment shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

This Assignment may be executed by one or more parties to this Assignment in any number of counterparts and all said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, Assignor and Assignee caused these presents to be duly executed as of the day and year first written above.

ASSIGNOR:

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING II, LLC, a Delaware limited liability company

By: CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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Exhibit A

PURCHASED ASSET SCHEDULE

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Exhibit XIII

UNDERWRITING GUIDELINES

[see attached]

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